Filed pursuant to Rule 424(b)(2)

Registration Statement No. 333-14100

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 30, 2001)

$1,000,000,000

Diageo Capital plc

3.50% Notes due 2007

Guaranteed as to the Payment of Principal and Interest by

Diageo plc

             Diageo Capital plc will pay interest on the notes on May 19 and November 19 of each year, beginning on May 19, 2003. The notes will mature on November 19, 2007. The notes will not be redeemable prior to maturity except upon the occurrence of certain tax events described in this prospectus supplement.

      Application has been made to list the notes on the New York Stock Exchange. Trading on the New York Stock Exchange is expected to commence within 30 days after delivery of the notes.

      See “Risk Factors” beginning on page 3 of the attached prospectus for a discussion of certain factors you should consider before investing in the notes.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

		Underwriting	Proceeds, Before
		Discounts and	Expenses, to
	Price to Public	Commissions	Diageo Capital

Per note	99.791%	0.350%	99.441%
Total	$997,910,000	$3,500,000	$994,410,000

      Interest on the notes will accrue from November 19, 2002. The underwriters expect to deliver the notes in book-entry form through the facilities of The Depository Trust Company against payment in New York, New York on November 19, 2002.

Joint bookrunners

JPMorgan	Morgan Stanley

Banc of America Securities LLC

BNP Paribas

Credit Suisse First Boston

Goldman, Sachs & Co.

Merrill Lynch & Co.

UBS Warburg

November 12, 2002.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC
SUMMARY
CAPITALIZATION
USE OF PROCEEDS
EXCHANGE RATES
DESCRIPTION OF NOTES
UNDERWRITING
CLEARANCE AND SETTLEMENT

ABOUT THIS PROSPECTUS
RISK FACTORS
WHERE YOU CAN FIND MORE INFORMATION ABOUT US
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES
DIAGEO PLC
DIAGEO INVESTMENT CORPORATION
DIAGEO CAPITAL PLC
CAPITALIZATION AND INDEBTEDNESS
USE OF PROCEEDS
LEGAL OWNERSHIP
DESCRIPTION OF DEBT SECURITIES AND GUARANTEES
DESCRIPTION OF WARRANTS
DESCRIPTION OF PREFERENCE SHARES
DESCRIPTION OF ORDINARY SHARES
DESCRIPTION OF AMERICAN DEPOSITARY SHARES
CLEARANCE AND SETTLEMENT
CERTAIN US FEDERAL AND UK TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
VALIDITY OF SECURITIES
EXPERTS
EXPENSES

      You should rely on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information in documents incorporated by reference, is accurate as of any date other than the date on the front of these documents. Our business, financial condition, results of operations and prospects may have changed since that date.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

      The SEC allows us to incorporate by reference the information we file with them. This means:

•	incorporated documents are considered part of this prospectus supplement;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede this prospectus supplement.

      We incorporate by reference the documents listed below which we filed with the SEC under the Securities Exchange Act of 1934:

•	Diageo’s annual report on Form 20-F for the year ended June 30, 2002.

      Furthermore, we incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus supplement but before the end of the notes offering:

•	any reports on Form 6-K filed by us pursuant to the Securities Exchange Act of 1934 that indicate on their cover page that we will incorporate them by reference; and

•	reports filed under Sections 13(a) and (c) of the Securities Exchange Act of 1934.

      You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

Diageo plc
8 Henrietta Place
London W1G 0NB
England
Tel. No.: 011-44-(0)20-7927-5200

SUMMARY

      This summary does not contain all of the information that is important to you. You should read carefully the entire prospectus supplement, the attached prospectus and the additional documents incorporated by reference herein for more information on Diageo and recent transactions involving Diageo.

      In this prospectus supplement, the terms “we”, “our” and “us” refer to Diageo Capital plc and Diageo plc. Diageo Capital is the issuer and Diageo is the guarantor in this offering.

Diageo plc

      Diageo is one of the world’s leading drinks businesses. It brings together world-class spirits, wine and beer brands and a management team committed to maximizing value. The management team expects to invest in global brands, expand internationally and launch innovative new products and brands. Diageo was formed by the merger of Guinness PLC and Grand Metropolitan Public Limited Company (“GrandMet”), which became effective on December 17, 1997. Diageo was the eleventh largest publicly quoted company in the United Kingdom in terms of market capitalization on November 8, 2002, with a market capitalization of approximately £22.6 billion.

      Diageo produces and distributes a wide range of premium brands, including Johnnie Walker Scotch whiskies, Guinness stout, Smirnoff vodka, J&B Scotch whisky, Baileys Original Irish Cream liqueur and Tanqueray gin. On December 21, 2001, Diageo and Pernod Ricard S.A. closed the acquisition of the spirits and wine business of The Seagram Company Ltd for $8.15 billion (£5.62 billion) in cash, subject to certain adjustments. Of the $8.15 billion, Diageo funded $4.98 billion (£3.43 billion). As a result of the acquisition, important Seagram spirits and wine businesses became part of the Diageo group, including Captain Morgan, Crown Royal, Seagram’s VO and Sterling Vineyards.

      Diageo also has exclusive distribution rights for the Cuervo tequila brands in the United States until 2013 and, in addition, Diageo owns 34% of Moët Hennessy SA (Moët Hennessy). Moët Hennessy is based in France and is a leading producer and exporter of champagne and cognac. Diageo and Moët Hennessy have established a number of joint distribution arrangements in the United States, Asia and France.

      In July 2000, Diageo announced the integration of its spirits, wine and beer businesses as part of an integrated strategy to be a premium drinks company and to exit its food businesses. In line with this strategy, in October 2001, Diageo completed the disposal to General Mills, Inc. of its worldwide Packaged Food operations, which was comprised of The Pillsbury Company and related businesses, in a transaction valued at $10.4 billion (£7.4 billion). Diageo currently has an interest in General Mills of approximately 21.5%.

      On July 25, 2002, Diageo also announced that it had signed a contract for the sale of Burger King. Under the terms of the agreement, Diageo would receive consideration of $2.26 billion (£1.49 billion), subject to various adjustments. The transaction is subject to various closing conditions, including performance related conditions, that take account of periods extending from the end of Burger King’s year ended June 30, 2002 until shortly before the closing, the purchasers obtaining adequate financing, and receipt of required regulatory approvals. Early termination of the Hart-Scott-Rodino waiting period was received on August 20, 2002 and European Union regulatory approval was received on October 11, 2002. In November, Diageo was informed by the buying group that, in light of the conditions existing in Burger King’s markets and the buying group’s judgment of their potential effects under the agreement, including their potential effects under its financing, the buying group wants to discuss with Diageo potential revisions to the terms of the July agreement. As of the date of this prospectus supplement, discussions are taking place. As with any such discussion, this may result in no changes to the existing terms, changes to the existing terms, or separation of Burger King under the transaction to the buying group not proceeding.

      You can find a more detailed description of Diageo’s business and recent transactions in Diageo’s Annual Report on Form 20-F for the fiscal year ended June 30, 2002, which is incorporated by reference in this prospectus. Information about Diageo Capital plc, a wholly owned finance subsidiary of Diageo, is provided under “Diageo Capital plc” in the accompanying prospectus.

The Offering

      Please refer to “Description of Notes” on page S-14 of this prospectus supplement for more information about the notes.

Notes	$1,000,000,000 principal amount of 3.50% Notes due 2007.

Guarantee	The notes will be guaranteed by Diageo plc as to the payment of principal, premium (if any) and interest, including any additional amounts that may be payable.

Maturity	We will pay the notes at 100% of their principal amount plus accrued interest on November 19, 2007.

Interest payment dates	Every May 19 and November 19, commencing on May 19, 2003.

Ranking	The notes and the guarantees will constitute unsecured and unsubordinated indebtedness of Diageo Capital and Diageo plc, respectively, and will rank equally with all other unsecured and unsubordinated indebtedness.

Tax redemption	In the event of various tax law changes and other limited circumstances that require us or, in certain circumstances, our subsidiaries to pay additional amounts or withhold on certain payments as described under “Description of Debt Securities and Guarantees — Special Situations — Optional Tax Redemption” in the accompanying prospectus, we may call the notes for redemption prior to maturity.

Book-entry issuance, settlement and clearance	We will issue the notes in fully registered form in denominations of $1,000 and integral multiples thereof. The notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, referred to as DTC. You will hold beneficial interests in the notes through DTC and DTC and its direct and indirect participants will record your beneficial interest on their books. We will not issue certificated notes except in limited circumstances that we explain under “Legal Ownership — Global Securities — Special Situations in Which the Global Security will be Terminated” in the attached prospectus. Settlement of the notes will occur through DTC in same day funds. For information on DTC’s book-entry system, see “Clearance and Settlement — The Clearing Systems — DTC” in the prospectus.

Listing	We have filed an application to list the notes on the New York Stock Exchange.

Use of proceeds	We intend to use the proceeds from the sale of the notes for general corporate purposes, including working capital and the repayment of outstanding short term debt.

Trustee and Principal Paying Agent	Citibank, N.A.

Timing and Delivery	We currently expect delivery of the notes to occur on November 19, 2002.

Risk Factors	You should carefully consider all of the information in this prospectus supplement and the attached prospectus, which includes information incorporated by reference. In particular, you should evaluate the specific factors under “Risk Factors” beginning on page 3 of the prospectus for risks involved with an investment in the notes.

Selected Consolidated Financial Data Under UK GAAP

      The following table presents selected consolidated financial data for Diageo in accordance with UK GAAP for the five years ended June 30, 2002 and as at the appropriate period ends. The selected consolidated financial data for the four years ended June 30, 2002 and as at the appropriate year ends has been derived from Diageo’s audited consolidated financial statements. This selected consolidated financial data is included in Diageo’s Form 20-F for the year ended June 30, 2002, which is incorporated by reference in this prospectus supplement. The selected consolidated financial data in accordance with UK GAAP for the year ended June 30, 1998 is derived from unaudited information. The unaudited consolidated financial information, in the opinion of Diageo management, includes all adjustments necessary to present fairly the information contained therein.

	Year Ended June 30,

	2002(1)	2002		2001		2000		1999		1998

				(Restated)		(Restated)		(Restated)		(Unaudited)
	$	£		£		£		£		£

	(In millions, except dividend and per ordinary share data)
Profit and loss account data under UK GAAP(6)
Turnover
Premium drinks	13,230	8,704		7,580		7,117		7,163		7,503
Quick service restaurants	1,707	1,123		1,042		941		875		869

Continuing operations	14,937	9,827		8,622		8,058		8,038		8,372
Discontinued operations(2)	2,212	1,455		4,199		3,812		3,757		3,657

Total turnover	17,149	11,282		12,821		11,870		11,795		12,029

Operating profit before goodwill amortisation and exceptional items
Premium drinks	2,687	1,768		1,432		1,286		1,240		1,317
Quick service restaurants	244	160		177		202		185		179

Continuing operations	2,931	1,928		1,609		1,488		1,425		1,496
Discontinued operations(2)	288	190		518		492		478		446

Total operating profit before goodwill amortisation and exceptional items	3,219	2,118		2,127		1,980		1,903		1,942
Goodwill amortisation and exceptional items charged to operating profit(3)	(707)	(465)		(254)		(198)		(386)		(572)

Operating profit	2,512	1,653		1,873		1,782		1,517		1,370
Other exceptional items(3)	1,152	758		(4)		(166)		86		405
Profit for the period(4)	2,458	1,617		1,207		990		937		879
Dividend per share(5)	$0.36	23.8	p	22.3	p	21.0	p	19.5	p	23.3	p
Earnings per share(4)
— basic	$0.74	48.8	p	35.7	p	29.2	p	26.5	p	23.0	p
— diluted	$0.74	48.7	p	35.7	p	29.1	p	26.4	p	22.8	p
Earnings before goodwill amortisation and exceptional items per ordinary share(4)
— basic	$0.66	43.6	p	42.4	p	37.8	p	33.6	p	33.0	p
— diluted	$0.66	43.5	p	42.4	p	37.7	p	33.4	p	32.7	p

	As at June 30,

	2002(1)	2002	2001	2000	1999	1998

		(Restated)	(Restated)	(Restated)	(Restated)	(Unaudited)
	$	£	£	£	£	£

	(In millions)
Balance sheet data under UK GAAP
Net current (liabilities)/ assets(4)(7)	(49)	(32)	226	(115)	(941)	(26)
Total assets(4)	28,109	18,493	17,644	16,089	16,216	17,199
Net borrowings(8)	8,354	5,496	5,479	5,545	6,056	4,508
Shareholders’ equity(4)	9,122	6,001	5,123	4,664	3,964	4,574
Called up share capital(9)	1,414	930	987	990	992	1,139
	No.	No.	No.	No.	No.	No.

Number of ordinary shares(9)	3,215	3,215	3,411	3,422	3,428	3,594

	Year Ended June 30,

	2002	2001	2000	1999	1998

	(ratio)
Financial Ratio (Unaudited)
Ratio of earnings to fixed charges	4.3	3.2	2.6	2.9	3.1

This information should be read in conjunction with the notes on pages S-10 and S-11.

Selected Consolidated Financial Data Under US GAAP

      The following table presents selected consolidated financial data for Diageo in accordance with US GAAP for each the four years ended June 30, 2002, the nine months ended June 30, 1998 and as at the appropriate period ends. The selected consolidated financial data for the years ended June 30, 2002 and June 30, 2001 has been based on information contained in Diageo’s UK GAAP consolidated financial statements. The selected consolidated financial data for the years ended June 30, 2000 and June 30, 1999 and for the 9 months ended June 30, 1998 has been extracted from Diageo’s US GAAP audited consolidated financial statements.

										9 Months
	Year Ended June 30,									Ended
										June 30,
	2002(1)	2002		2001		2000		1999		1998

										£
	$	£		£		£		£

	(In millions, except per ordinary share and ADS data)
Income statement data under US GAAP(2)(6)(13)
Sales (11)	16,355	10,760		11,868		11,015		11,579		7,399
Operating income (10)(11)	2,750	1,809		1,335		1,221		898		355
Gains/(losses) on disposals of businesses	2,801	1,843		(8)		75		(35)		559
Net income (11)	3,882	2,554		758		798		392		430
Basic earnings from continuing operations per ordinary share (11)	$1.17	77.0	p	22.4	p	23.5	p	11.1	p	14.0	p
Diluted earnings from continuing operations per ordinary share (11)	$1.17	77.0	p	22.4	p	23.5	p	11.0	p	13.9	p
Basic earnings from continuing operations per ADS (11)	$4.68	308.0	p	89.6	p	94.0	p	44.4	p	56.0	p

	As at June 30,

	2002(1)	2002	2001	2000	1999	1998

		£	£	£	£	£
	$
		(In millions)
Balance sheet data under US GAAP
Total assets	39,753	26,153	25,955	24,868	25,586	27,726
Long term obligations(12)	5,916	3,892	4,029	3,753	3,431	2,931
Shareholders’ equity	17,200	11,316	11,880	11,802	11,690	13,084

					9 Months
	Year Ended June 30,				Ended
					June 30,
	2002	2001	2000	1998	1998

	(ratio)
Financial Ratio (Unaudited)
Ratio of earnings to fixed charges	6.3	3.0	2.9	2.1	2.5

This information should be read in conjunction with the notes on pages S-10 and S-11.

Notes to the Selected Consolidated Financial Data

      (1) For the convenience of the reader, pounds sterling amounts for UK GAAP information for the year ended June 30, 2002 and as at June 30, 2002 have been translated into US dollars at the noon buying rate on June 28, 2002 of £1 = $1.52.

      (2) Under UK GAAP, discontinued operations comprise the packaged food businesses (Pillsbury). The packaged food businesses have been included in continuing operations under US GAAP. Under US GAAP there are no discontinued operations.

      (3) An analysis of goodwill amortisation and exceptional items before taxation under UK GAAP is as follows:

	Year Ended June 30,

	2002	2001	2000	1999	1998

	£	£	£	£	£

	(In millions)
Charged to operating profit
Goodwill amortization	(12)	(26)	(17)	(4)	—
Premium drinks integration costs	(48)	(74)	—	—	—
GrandMet/ Guinness merger integration costs	—	—	(83)	(262)	(302)
Seagram integration costs	(164)	—	—	—	—
Other restructuring and reorganisation costs	—	(89)	(43)	(77)	—
José Cuervo settlement	(220)	—	—	—	—
Quick service restaurants	(21)	(65)	(55)	—	—
Share option funding costs	—	—	—	(43)	—
Agreement with LVMH and employee incentive schemes	—	—	—	—	(270)

	(465)	(254)	(198)	(386)	(572)

Other exceptional items
Charged to associates	(41)	—	(3)	(8)	(15)
Charged to interest	—	—	—	—	(58)
(Losses)/gains on disposal of tangible fixed assets	(22)	19	5	(10)	5
Gains/(losses) on disposal and termination of businesses	821	(23)	(168)	104	558
Merger transaction costs	—	—	—	—	(85)

	758	(4)	(166)	86	405

      (4) The UK GAAP selected consolidated financial information for the three years ended June 30, 2001 and the appropriate year ends has been restated following the adoption of Financial Reporting Standard 19 — Deferred tax. Compliance with the standard resulted in the taxation charge for the year ended June 30, 2001 increasing by £19 million (2000 — decrease of £14 million; 1999 — increase of £5 million), with a corresponding adjustment to net assets. The year ended June 30, 1998 has not been restated as the information necessary to restate is not readily available.

      (5) Diageo plc was formed from the merger of GrandMet PLC and Guinness PLC on December 17, 1997. The dividend per share figure for the year ended June 30, 1998 represents the amount per share paid to shareholders in the nine months to June 1998. All amounts for the year ended June 30, 1998 were paid subsequent to December 17, 1997.

      (6) The results for the year ended June 30, 2002 have been affected by the acquisition of the Seagram spirits and wine businesses as more fully described in Diageo’s annual report on Form 20-F for the year ended June 30, 2002 incorporated by reference herein.

      (7) Net current (liabilities)/assets is defined as current assets less current liabilities.

      (8) Net borrowings is defined as total borrowings (i.e. short term borrowings and long term borrowings plus finance lease obligations) less cash at bank and in hand, interest rate and foreign currency swaps and current asset investments.

      (9) The called up share capital represents the number of ordinary shares in issue. On the merger of GrandMet and Guinness on December 17, 1997 an additional 560 million ‘B’ shares were issued which the group repurchased and cancelled during calendar year ended December 31, 1998. During the year ended June 30, 2002 the group repurchased for cancellation 198 million of its ordinary shares at a cost of £1,658 million (2001 — 18 million ordinary shares, cost of £108 million; 2000 — 10 million ordinary shares, cost of £54 million; 1999 — 175 million shares, cost of £1,211 million (including £15 million for ‘B’ shares); 9 months to June 30, 1998  — 540 million ‘B’ shares, cost of £2,775 million).

      (10) An analysis of unusual (charges)/income included in, and affecting the comparability of operating income, under US GAAP is as follows:

					Nine
					Months
	Year Ended June 30,				Ended
					June 30,
	2002	2001	2000	1999	1998

	£	£	£	£	£

	(In millions)
Merger integration costs	(48)	(74)	(81)	(232)	(180)
Seagram integration costs	(82)	—	—	—	—
Restructuring costs	—	(95)	(34)	—	(6)
José Cuervo settlement	(194)	—	—	—	—
Contingent value right on General Mills shares	166	—	—	—	—
Impairment charge	—	—	—	(74)	—
Plant closure costs	—	—	—	(40)	—
Accelerated vesting of share option plans	—	—	—	—	(90)

	(158)	(169)	(115)	(346)	(276)

      (11) The US GAAP sales information for the three years ended June 30, 2002 has been restated following the adoption of EITF 01-09 which resulted in certain marketing expenditure being reclassified as a deduction against sales. Compliance with this pronouncement resulted in each of sales and marketing expense for the year ended June 30, 2002 decreasing by £89 million for the premium drinks business and £217 million for The Pillsbury Company (2001—£82 million and £619 million, respectively; 2000—£76 million and £523 million, respectively). The year ended June 30, 1999 and the nine months ended June 30, 1998 have not been restated as the information necessary to restate is not readily available. In addition, Diageo adopted the provisions of SFAS No. 142 for its US GAAP financial information on July 1, 2001. Compliance with this standard resulted in a reduction of the intangible amortisation charge in the year ended June 2002 of £400 million. No restatement of prior periods was required. The year ended June 30, 2002 includes an impairment in the carrying value of goodwill of £135 million, attributable to the group’s quick service restaurant business.

      (12) Long term obligations is defined as long term borrowings and capital lease obligations which fall due after more than one year.

      (13) The results of the Guinness Group have been included in the US GAAP consolidated financial statements from December 31, 1997, the deemed acquisition date.

CAPITALIZATION

      The following table sets forth, on a UK GAAP basis, the unaudited actual capitalization of Diageo as at June 30, 2002 and as adjusted to give effect to the issuance of the notes (but without deducting fees and expenses). For the purposes of this table, we have assumed all proceeds will be used to pay down short term debt.

	June 30, 2002	Adjusted for Offering

	£ million	£ million

Short term borrowings (including current portion of long term borrowings)	3,718	3,061

Finance lease and other obligations	28	28
Long term borrowings
Due from one to five years	3,087	3,087
Due after five years	624	1,281

	3,739	4,396

Minority interests (equity and non-equity)	555	555
Shareholders’ equity
Called up share capital	930	930
Share premium account	1,324	1,324
Revaluation reserve	129	129
Capital redemption reserve	3,012	3,012
Profit and loss account	606	606

	6,001	6,001

Total capitalization	10,295	10,952

Notes to the Capitalization Data

      (1) Diageo acquired, and subsequently cancelled, 57.8 million ordinary shares in the period between June 30, 2002 and November 8, 2002 pursuant to its authority granted by Diageo’s shareholders in 2001. These repurchases cost £455 million.

      On November 4, 2002, a final dividend of £459 million was paid to ordinary shareholders.

      (2) At June 30, 2002, Diageo had cash at bank and in hand of £1,596 million and interest rate and foreign currency swaps of £365 million.

      (3) At June 30, 2002, £260 million of Diageo’s net borrowings due within one year and £16 million of Diageo’s net borrowings due after more than one year were secured.

      (4) At June 30, 2002, there were potential issues of approximately 4 million new ordinary shares under Diageo’s employee share option schemes.

      (5) At June 30, 2002, the total authorized share capital of Diageo consisted of 5,329 million ordinary shares of 28 101/108pence each. At such date, 3,215 million ordinary shares were issued and fully paid.

      (6) There has been no material change in the capitalization and indebtedness of Diageo since June 30, 2002 except as noted in note 1 above.

      (7) In connection with the disposal of Pillsbury, Diageo has guaranteed the debt of a third party to the amount of $200 million (£132 million). Including this guarantee, but net of the amount provided in the financial statements, Diageo has given performance guarantees and indemnities to third parties in the amount of £102 million.

      (8) The principal amount of the notes (without deducting fees and expenses) has been translated into pounds sterling at the noon buying rate on June 28, 2002 of £1=$1.52.

USE OF PROCEEDS

      We estimate that the net proceeds (after underwriting discounts and commissions and estimated offering expenses) from the sale of the notes will be $993,735,000. We will use the proceeds primarily for general corporate purposes, including working capital and the repayment of outstanding commercial paper. The commercial paper being repaid has an average interest rate of 1.35% and the proceeds from such commercial paper were used for general corporate purposes.

EXCHANGE RATES

      The following table shows, for the periods and dates indicated, certain information regarding the US dollar/ pound sterling exchange rate, based on the noon buying rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York expressed in US dollars per £1.00.

Pounds Sterling	Period	Period
Year Ended December 31,	End	Average	High	Low

1997	1.64	1.64	1.70	1.58
1998	1.66	1.66	1.72	1.61
1999	1.62	1.62	1.68	1.55
2000	1.50	1.52	1.65	1.40
2001	1.45	1.44	1.50	1.37
2002 (through November 8, 2002)	1.59	1.51	1.58	1.40

Pounds Sterling	High	Low

May 2002	1.47	1.45
June 2002	1.53	1.46
July 2002	1.58	1.52
August 2002	1.57	1.52
September 2002	1.57	1.53
October 2002	1.57	1.54
November 2002 (through November 8, 2002)	1.59	1.56

      As of November 8, 2002, the latest practicable date for which exchange rate information was available prior to the printing of this document, the noon buying rate for one pound sterling expressed in U.S. dollars was $1.59.

DESCRIPTION OF NOTES

      This section describes the specific financial and legal terms of the notes and supplements the more general description under “Description Of The Debt Securities And Guarantees” of the attached prospectus. To the extent that the following description is inconsistent with the terms described under “Description Of The Debt Securities And Guarantees” in the attached prospectus, the following description replaces that in the attached prospectus.

General

      The notes will be issued in an aggregate principal amount of $1,000,000,000 and will mature on November 19, 2007. Book-entry interests in the notes will be issued in minimum denominations of $1,000 and in integral multiples of $1,000. The notes will bear interest at the applicable rate per annum shown on the cover page of this prospectus supplement, payable semi-annually in arrears on May 19 and November 19 of each year, commencing May 19, 2003. Interest on notes will be computed on the basis of a 360-day year of twelve 30-day months. We have applied to list the notes on the New York Stock Exchange. The notes and guarantees are governed by New York law.

      The notes will be unsecured, unsubordinated indebtedness of Diageo Capital and will rank equally with all of its other unsecured and unsubordinated indebtedness.

      Diageo will unconditionally guarantee on an unsubordinated basis the due and punctual payment of the principal of, any premium, and interest on the notes, when and as any such payments become due and payable, whether at maturity, upon redemption or declaration of acceleration, or otherwise. The guarantees of the notes will be unsecured, unsubordinated indebtedness of Diageo and will rank equally with all of its other unsecured and unsubordinated indebtedness. Because Diageo is a holding company, the guarantees will effectively rank junior to any indebtedness of its subsidiaries.

      We may, without the consent of the holders of the notes, issue additional notes having the same ranking and same interest rate, maturity date, redemption terms and other terms as the notes described in this prospectus supplement. Any such additional notes, together with the notes offered by this prospectus supplement, will constitute a single series of securities under the indenture relating to guaranteed debt securities issued by Diageo Capital, dated as of August 3, 1998, among Diageo Capital, Diageo and Citibank, N.A. There is no limitation on the amount of notes or other debt securities that we may issue under such indenture.

      The principal corporate trust office of the trustee in the City of New York is designated as the principal paying agent. We may at any time designate additional paying agents or rescind the designation of paying agents or approve a change in the office through which any paying agent acts.

      We will issue the notes in fully registered form. The notes will be represented by one or more global securities registered in the name of a nominee of DTC. You will hold your beneficial interest in the notes through DTC. The underwriters expect to deliver the notes through the facilities of DTC on November 19, 2002. Indirect holders trading their beneficial interests in the notes through DTC must trade in DTC’s same-day funds settlement system and pay in immediately available funds. Secondary market trading through Euroclear and Clearstream, Luxembourg will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg. See “Clearance And Settlement” of the attached prospectus for more information about these clearing systems.

      Payment of principal of and interest on each series of notes, so long as the notes are represented by global securities, as discussed below, will be made in immediately available funds. Beneficial interests in the global securities will trade in the same-day funds settlement system of DTC, and secondary market trading activity in such interests will therefore settle in same-day funds.

Payment of Additional Amounts

      The government of any jurisdiction where Diageo or Diageo Capital is incorporated may require Diageo or Diageo Capital to withhold amounts from payments on the principal or interest on the notes or any amounts to be paid under the guarantees, as the case may be, for taxes or any other governmental charges. If a withholding of this type is required, Diageo or Diageo Capital, as the case may be, may be required to pay you an additional amount so that the net amount you receive will be the amount specified in the note to which you are entitled. For more information on additional amounts and the situations in which Diageo or Diageo Capital may pay additional amounts, see “Description of Debt Securities and Guarantees — Payment of Additional Amounts” in the prospectus.

Tax Redemption

      In the event of various tax law changes after the date of this prospectus supplement and other limited circumstances that require us or, in certain circumstances, our subsidiaries to pay additional amounts or withhold on certain payments, as described in the prospectus under “Description Of Debt Securities And Guarantees — Payment of Additional Amounts”, we may call all, but not less than all, of the notes for redemption. This means we may repay them early. You have no right to require us to call the notes. We discuss our ability to redeem the notes in greater detail under “Description Of Debt Securities And Guarantees — Special Situations — Optional Tax Redemption” and “Certain U.S. Federal and U.K. Tax Considerations — United Kingdom Taxation”.

      If we call the notes, we must pay you 100% of their principal amount. We will also pay you accrued interest if we have not otherwise paid you interest through the redemption date. Notes will stop bearing interest on the redemption date, even if you do not collect your money. We will give notice to DTC of any redemption we propose to make at least 30 days, but not more than 60 days, before the redemption date. Notice by DTC to participating institutions and by these participants to street name holders of indirect interests in the notes will be made according to arrangements among them and may be subject to statutory or regulatory requirements.

Defeasance and Discharge

      We may release ourselves from any payment or other obligations on the notes as described under “Description Of Debt Securities And Guarantees — Covenants — Defeasance and Discharge” of the attached prospectus.

Trustee

      Citibank, N.A. See “Description Of Debt Securities And Guarantees — Regarding the Trustee” and “— Default and Related Matters” in the attached prospectus for a description of the trustee’s procedures and remedies available in the event of a default.

UNDERWRITING

      Subject to the terms and conditions set forth in the underwriting agreement dated November 12, 2002, and incorporated in the pricing agreement dated November 12, 2002, each of the underwriters has severally agreed to purchase, and we have agreed to sell to each underwriter, the principal amount of notes set forth opposite the name of each underwriter.

Principal Amount
Underwriter	of Notes

J.P. Morgan Securities Inc.	$410,000,000
Morgan Stanley & Co. Incorporated	$410,000,000
Banc of America Securities LLC	$30,000,000
BNP Paribas Securities Corp.	$30,000,000
Credit Suisse First Boston Corporation	$30,000,000
Goldman, Sachs & Co.	$30,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$30,000,000
UBS Warburg LLC	$30,000,000

Total	$1,000,000,000

      J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated are the joint book runners and lead managers for this offering of notes.

      The underwriting agreement and the pricing agreement provide that the obligations of the several underwriters are subject to certain conditions.

      The underwriters will initially offer to sell the notes to the public at the initial public offering prices set forth on the cover of this prospectus supplement. The underwriters may sell notes to securities dealers at a discount from the initial public offering price of up to 0.200% of the principal amount of the notes. These securities dealers may resell any notes purchased from the underwriters to other brokers or dealers at a discount from the initial public offering price of up to 0.125% of the principal amount of the notes. If the underwriters cannot sell all the notes at the initial offering price, they may change the offering price and the other selling terms.

      J.P. Morgan Securities Inc. will make securities available for distribution on the internet through a proprietary website and/or a third-party system operated by Market Axess Inc., an internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between J.P. Morgan Securities Inc. and their customers and is not a party to this offering. Market Axess Inc. is a registered broker-dealer and will receive compensation from J.P. Morgan Securities Inc. based on transactions conducted through the system. J.P. Morgan Securities Inc. will make the securities available to its customers through internet distributions, whether made through a proprietary or third-party channel, on the same terms as distributions made through other channels. Neither Market Axess’ website nor its contents have been approved by the New York Stock Exchange.

      The notes are a new issue of securities with no established trading market. Application has been made to list the notes on the New York Stock Exchange. The underwriters have advised Diageo that they intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. Therefore the liquidity of the trading market of the notes may be low.

      Furthermore, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions that any short sales have created. Short sales are the sale by the underwriters of a greater amount of notes than they are required to purchase in the offering. Stabilizing transactions are bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

      The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions or otherwise.

      These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. These transactions may be effected in the over-the-counter market or otherwise.

      In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged and may in the future engage in various banking and financial services for and commercial transactions with us and our affiliates.

      We estimate that expenses, excluding underwriting discounts, will be approximately $675,000, of which the underwriters have agreed to pay a portion.

      We have agreed to indemnify the several underwriters against various liabilities, including liabilities under the Securities Act of 1933.

      The notes are offered for sale in those jurisdictions in the United States, Europe, Australia and elsewhere where it is lawful to make such offers.

      Each of the underwriters has represented and agreed that it has not and will not offer, sell or deliver any of the notes directly or indirectly, or distribute this prospectus supplement or the prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement.

      Each underwriter has agreed that, in connection with the distribution of the notes, directly or indirectly (a) it has not offered or sold and, prior to the expiry of the period of six months from the date of the issue of the notes, will not offer or sell any such notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (b) it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”) with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom; and (c) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (with the meaning of Section 21 of the FSMA) received by it in connection with the issue and sale of such notes in circumstances in which Section 21(1) of the FSMA does not apply to Diageo or Diageo Capital.

      It is expected that delivery of the notes will be made against payment for them on or about November 19, 2002, which is the fifth business day following the date of this prospectus supplement. The settlement cycle is referred to as T+5. The ability to settle secondary market trades of the notes made on the day of and the day following pricing may be affected by T+5 settlement.

CLEARANCE AND SETTLEMENT

      The notes will be issued in the form of global notes that will be deposited with DTC on the closing date. This means that we will not issue certificates to each holder. We will issue one global note with respect to each series of notes to DTC and DTC will keep a computerized record of its participants (for example, your broker) whose clients have purchased the notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificated note, a global note may not be transferred; except that DTC, its nominees, and their successors may transfer a global note as a whole to one another. We will not issue certificated notes except in limited circumstances that we explain under “Legal Ownership — Global Securities — Special Situations in Which the Global Security will be Terminated” in the attached prospectus.

      Beneficial interests in the global notes will be shown on, and transfers of the global notes will be made only through, records maintained by DTC and its participants. A description of DTC and its procedures is set forth under “Clearance and Settlement” in the attached prospectus.

      We will wire principal and interest payments to DTC’s nominee. We and the trustee will treat DTC’s nominee as the owner of the global notes for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global notes to owners of beneficial interests in the global note.

      It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit direct participants’ accounts on the payment date according to their respective holdings of beneficial interest in the global note as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting right to direct participants whose accounts are credited with notes on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interest in the global note, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interest, as is the case with notes held for the account of customers registered in “street name”. However, payments will be the responsibility of the participants and not of DTC, the trustee or us.

      Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal and interest will be made in immediately available funds, except as otherwise indicated in this section.

      The notes have been accepted for clearance through DTC, Clearstream, Luxembourg and Euroclear. The Common Code for the notes is 015822082, the ISIN for the notes is US25243QAB23, and the CUSIP number for the notes is 25243Q AB 2.

$7,000,000,000

DIAGEO INVESTMENT CORPORATION

DIAGEO CAPITAL PLC

GUARANTEED DEBT SECURITIES

Fully and unconditionally guaranteed by

DIAGEO PLC

DIAGEO PLC

DEBT SECURITIES

WARRANTS
PREFERENCE SHARES
ORDINARY SHARES
In the form of ordinary shares or American depositary shares

       Diageo Investment Corporation or Diageo Capital plc may use this prospectus to offer from time to time guaranteed debt securities. Diageo plc may use this prospectus to offer from time to time debt securities, warrants, preference shares or ordinary shares, directly or in the form of American depositary shares. Diageo’s ordinary shares are admitted to trading on the London Stock Exchange under the symbol “DGE” and are also listed on the Paris and Dublin stock exchanges. Diageo’s American depositary shares, each representing four ordinary shares, are listed on the New York Stock Exchange under the symbol “DEO”.

      You should read this prospectus and the accompanying prospectus supplement carefully before you invest. We may sell these securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters will be set forth in the accompanying prospectus supplement.

          Investing in these securities involves certain risks. See “Risk Factors” beginning on page 3.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated November 30, 2001.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $7,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of those securities and their offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us”.

      In this prospectus, the terms we, our and us refer to Diageo Investment Corporation, Diageo Capital plc and Diageo plc. Either Diageo Investment Corporation, Diageo Capital plc or Diageo plc may be the issuer in an offering of debt securities, which may include debt securities convertible into or exchangeable for other securities. Diageo plc will be the guarantor in an offering of debt securities of Diageo Investment or Diageo Capital, which are referred to as guaranteed debt securities. We refer to the guaranteed debt securities and the debt securities issued by Diageo collectively as the debt securities. In addition, Diageo will be the issuer in an offering of warrants and in an offering of preference shares or ordinary shares, which are referred to collectively as shares. The debt securities, warrants, preference shares and ordinary shares, including ordinary shares in the form of ADSs, that may be offered using this prospectus are referred to collectively as the securities.

RISK FACTORS

      Investing in the securities offered using this prospectus involves risk. You should consider carefully the risks described below, together with the risks described in the documents incorporated by reference into this prospectus and any risk factors included in the prospectus supplement, before you decide to buy our securities. If any of these risks actually occur, our business, financial condition and results of operations could suffer, and the trading price and liquidity of the securities offered using this prospectus could decline, in which case you may lose all or part of your investment.

Risks Relating to Diageo’s Business

      You should read “Risk Factors” in Diageo’s Annual Report on Form 20-F for the fiscal year ended June 30, 2001, which is incorporated by reference in this prospectus, or similar sections in subsequent filings incorporated by reference in this prospectus, for information on risks relating to Diageo’s business.

Risks Relating to Diageo’s Shares

Diageo’s shares and American depositary shares may experience volatility which will negatively affect your investment.

      In recent years most major stock markets have experienced significant price and trading volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the underlying companies. Accordingly, there could be significant fluctuations in the price of Diageo’s shares and American depositary shares, or ADSs, each representing four ordinary shares, even if Diageo’s operating results meet the expectations of the investment community. In addition,

•	announcements by Diageo or its competitors relating to operating results, earnings, volume, acquisitions or joint ventures, capital commitments or spending,

•	changes in financial estimates or investment recommendations by securities analysts,

•	changes in market valuations of other food or beverage companies,

•	adverse economic performance or recession in the United States or Europe, or

•	disruptions in trading on major stock markets,

could cause the market price of Diageo’s shares and ADSs to fluctuate significantly.

Risks Relating to the Debt Securities and Warrants

Because Diageo is a holding company and currently conducts its operations through subsidiaries, your right to receive payments on debt securities issued by Diageo or on the guarantees is subordinated to the other liabilities of its subsidiaries.

      Diageo is organized as a holding company, and substantially all of its operations are carried on through subsidiaries. Diageo had guaranteed a total of £6,275 million debt as of June 30, 2001. Diageo’s ability to meet its financial obligations is dependent upon the availability of cash flows from its domestic and foreign subsidiaries and affiliated companies through dividends, intercompany advances, management fees and other payments. Diageo’s subsidiaries are not guarantors of the debt securities we may offer. Moreover, these subsidiaries and affiliated companies are not required and may not be able to pay dividends to Diageo. Claims of the creditors of Diageo’s subsidiaries have priority as to the assets of such subsidiaries over the claims of Diageo. Consequently, in the event of insolvency of Diageo, the claims of holders of notes guaranteed or issued by Diageo would be structurally subordinated to the prior claims of the creditors of subsidiaries of Diageo.

      In addition, some of Diageo’s subsidiaries are subject to laws restricting the amount of dividends they may pay. For example, subsidiaries of Diageo incorporated under the laws of England and Wales may be restricted by law in their ability to declare dividends due to failure to meet requirements tied to net asset levels or distributable profits.

Because the debt securities are unsecured, your right to receive payments may be adversely affected.

      The debt securities that we are offering will be unsecured. The debt securities are not subordinated to any of our other debt obligations and therefore they will rank equally with all our other unsecured and unsubordinated indebtedness. As of June 30, 2001, Diageo had £110 million aggregate principal amount of secured indebtedness outstanding and Diageo Investment and Diageo Capital had no secured indebtedness outstanding. If Diageo Investment, Diageo Capital or Diageo default on the debt securities or Diageo defaults on the guarantees, or in the event of bankruptcy, liquidation or reorganization, then, to the extent that Diageo Investment, Diageo Capital or Diageo have granted security over their assets, the assets that secure these debts will be used to satisfy the obligations under that secured debt before Diageo Investment, Diageo Capital or Diageo could make payment on the debt securities or the guarantees, respectively. If there is not enough collateral to satisfy the obligations of the secured debt, then the remaining amounts on the secured debt would share equally with all unsubordinated unsecured indebtedness.

Your rights as a holder of debt securities may be inferior to the rights of holders of debt securities issued under a different series pursuant to the indenture.

      The debt securities are governed by documents called indentures, which are described later under “Description of Debt Securities and Guarantees”. We may issue as many distinct series of debt securities under the indentures as we wish. We may also issue a series of debt securities under the indentures that provides holders with rights superior to the rights already granted or that may be granted in the future to holders of another series. You should read carefully the specific terms of any particular series of debt securities which will be contained in the prospectus supplement relating to such debt securities.

Should Diageo or Diageo Capital default on its debt securities, or should Diageo default on the guarantees, your right to receive payments on such debt securities or guarantees may be adversely affected by UK insolvency laws.

      Diageo plc is incorporated under the laws of England and Wales and Diageo Capital is incorporated under the laws of Scotland. Accordingly, insolvency proceedings with respect to Diageo or Diageo Capital are likely to proceed under, and be governed by, UK insolvency law. The procedural and substantive provisions of such insolvency laws are generally more favorable to secured creditors than comparable provisions of United States law. These provisions afford debtors and unsecured creditors only limited protection from the claims of secured creditors and it will generally not be possible for Diageo, Diageo Capital or other unsecured creditors to prevent or delay the secured creditors from enforcing their security to repay the debts due to them under the terms that such security was granted.

The debt securities and warrants lack a developed trading market, and such a market may never develop.

      Each of Diageo, Diageo Investment and Diageo Capital may issue debt securities in different series with different terms in amounts that are to be determined. Debt securities issued by Diageo or Diageo Capital may be listed on the New York Stock Exchange or another recognized stock exchange and we expect that debt securities issued by Diageo Investment will not be listed on any stock exchange. However, there can be no assurance that an active trading market will develop for any series of debt securities of Diageo or Diageo Capital even if we list the series on a securities exchange. Similarly, there can be no assurance that an active trading market will develop for any warrants issued by Diageo. There can also be no assurance regarding the ability of holders of our debt securities and warrants to sell their debt securities or warrants or the price at which such holders may be able to sell their debt securities or warrants. If a trading market were to develop, the debt securities and warrants could trade at prices that may be higher or lower than the initial offering price and, in the case of debt securities, this may result in a return that is greater or less than the interest rate on the debt security, in each case depending on many factors, including, among other things, prevailing interest rates, Diageo’s financial results, any decline in Diageo’s credit-worthiness and the market for similar securities.

      Any underwriters, broker-dealers or agents that participate in the distribution of the debt securities or warrants may make a market in the debt securities as permitted by applicable laws and regulations but will have no obligation to do so, and any such market-making activities may be discontinued at any time. Therefore, there can be no assurance as to the liquidity of any trading market for the debt securities and warrants or that an active public market for the debt securities will develop.

Forward-Looking Statements

      This prospectus and the related prospectus supplement may contain statements regarding our assumptions, projections, expectations, intentions or beliefs about future events. These statements are intended as “Forward-Looking Statements” under the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, including:

•	Competitive product and pricing pressures and unanticipated actions by competitors, including changes in marketing expenditures and strategies, that could impact Diageo’s market share, increase expenses and hinder growth potential;

•	The effects of business combinations, acquisitions or disposals and the ability to realize expected synergies and/or costs savings;

•	Legal and regulatory developments, including changes in regulations regarding consumption of or advertising for beverage alcohol, changes in accounting standards, taxation requirements, such as the impact of excise tax increases with respect to the premium drinks business, environmental laws, regulatory approval of pending or future acquisitions or disposals, and development of litigation directed at the drinks and spirits industry;

•	Changes in consumer preferences and tastes, demographic trends or perception about health-related issues;

•	Changes in the cost and availability of raw materials and labor costs;

•	Changes in economic conditions in countries in which Diageo operates, including changes in levels of consumer spending;

•	Renewal of distribution rights on favorable terms when they expire;

•	Diageo’s ability to protect its intellectual property rights; and

•	Changes in financial and equity markets, including significant interest rate and foreign currency rate fluctuations.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

      Diageo files annual, half yearly and special reports and other information with the SEC. You may read and copy any document that Diageo files at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

      Diageo’s ADSs are listed on the New York Stock Exchange. Diageo’s ordinary shares are admitted to trading on the London Stock Exchange and listed on the Dublin and Paris stock exchanges. You can consult reports and other information about Diageo that it filed pursuant to the rules of the London Stock Exchange and the New York Stock Exchange at such exchanges.

      The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring to documents. The information that we incorporate by reference is an important part of this prospectus. We incorporate by reference the following documents and any future filings that we make with the SEC under Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, as amended, until we complete the offerings using this prospectus:

•	Annual Report on Form 20-F for the fiscal year ended June 30, 2001; and

•	Our reports on Form 6-K furnished to the SEC after the date of this prospectus only to the extent that the forms expressly state that we incorporate them by reference in this prospectus.

      Diageo’s Form 20-F contains a summary description of Diageo’s business and audited consolidated financial statements with a report by our independent auditors. These financial statements are prepared in accordance with generally accepted accounting principles applicable in the United Kingdom. We refer to these accounting principles as UK GAAP later in this prospectus. For a discussion of the principal differences between UK GAAP and generally accepted accounting principles applicable in the United States, referred to as US GAAP, please see “Operating and financial review and prospects — Reconciliation to US generally accepted accounting principles (US GAAP)” and note 33 to the consolidated financial statements included in Diageo’s Annual Report on Form 20-F for the fiscal year ended June 30, 2001, which is incorporated by reference in this prospectus.

      Information that we file with the SEC will automatically update and supercede information in documents filed with the SEC at earlier dates. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes, contained in the documents that we incorporate by reference in this prospectus.

      You may request a copy of these filings, at no cost, by writing or telephoning Diageo at the following address:

Diageo plc
8 Henrietta Place
London W1G 0NB
England
Tel. No.: 011-44-20-7927-5200

      You should rely only on the information that we incorporate by reference or provide in this prospectus or the accompanying prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

      Diageo Investment is incorporated under the laws of the State of Delaware. Diageo Capital is incorporated under the laws of Scotland. Diageo is a public limited company incorporated under the laws of England and Wales. Substantially all of our directors and officers, and some of the experts named in this document, reside outside the United States, principally in the United Kingdom. All or a substantial portion of our assets, and the assets of such persons, are located outside the United States. Therefore, you may not be able to effect service of process within the United States upon us or these persons so that you may enforce judgments of US courts against us or these persons based on the civil liability provisions of the US federal securities laws. Slaughter and May has advised us that there is doubt as to the enforceability in England and Wales, in original actions or in actions for enforcement of judgments of US courts, of civil liabilities solely based on the US federal securities laws. Furthermore, Morton Fraser has advised us that there is doubt as to the enforceability in Scotland, in original actions or in actions for enforcement of judgments of US courts, of civil liabilities solely based on the US federal securities laws.

DIAGEO PLC

      Diageo is one of the world’s leading drinks businesses with a portfolio of international brands. Diageo was formed by the merger of Grand Metropolitan Public Limited Company and Guinness PLC, which became effective on December 17, 1997.

      Diageo is a major force in branded drinks and operates on an international scale. It brings together world-class spirits, wine and beer brands and a management team committed to the maximization of shareholder value. The management team expects to invest in global brands, expand internationally and launch innovative new products and brands.

      You can find a more detailed description of Diageo’s business and recent transactions in Diageo’s Annual Report on Form 20-F for the fiscal year ended June 30, 2001, which is incorporated by reference in this prospectus. The Form 20-F also presents a ratio of earnings to fixed charges for Diageo’s last five fiscal years and certain unaudited consolidated pro forma financial information.

DIAGEO INVESTMENT CORPORATION

      Diageo Investment is a wholly-owned subsidiary of Diageo Inc. and was incorporated under the laws of the State of Delaware on March 22, 1988. Diageo Inc. is an indirect wholly-owned subsidiary of Diageo. Diageo Inc. serves as a holding company for Diageo’s US operating companies. Diageo Investment is a financing vehicle for Diageo’s US operating companies and has no independent operations, other than holding cash and US government securities from time to time. Diageo Investment will lend substantially all proceeds of its borrowings to one or more of Diageo’s US operating companies. We expect the debt securities offered by this prospectus to be repaid from funds derived from those companies. At June 30, 2001, Diageo Inc. had total debt, including approximately $8.9 billion of intercompany debt outside of Diageo Inc. and its subsidiaries, of approximately $9.4 billion and total assets of approximately $12.9 billion. Diageo Investment and Diageo Inc. have entered into an agreement pursuant to which Diageo Inc. has unconditionally agreed to provide additional equity capital to Diageo Investment when Diageo Investment requests. The parties may amend or modify the terms of this agreement, but not in a manner that would materially prejudice Diageo Investment. Diageo Investment currently derives net revenues from lending at rates in excess of its cost of borrowed funds.

DIAGEO CAPITAL PLC

      Diageo Capital is a wholly-owned subsidiary of Diageo and was incorporated under the laws of Scotland on August 10, 1964. Diageo Capital is a financing vehicle for Diageo and its consolidated subsidiaries. Diageo Capital has no independent operations, other than holding cash and US government securities from time to time. Diageo Capital will lend substantially all proceeds of its borrowings to one or more of Diageo’s subsidiaries that are operating companies.

Financial Statements And Issuer Identity

      We do not present separate financial statements of Diageo Investment or Diageo Capital in this prospectus because management has determined that they would not be material to investors. Diageo will fully and unconditionally guarantee the guaranteed debt securities issued by Diageo Investment or Diageo Capital as to payment of principal, premium, if any, interest and any other amounts due.

      Diageo will determine the identity of an issuer relating to a particular series of debt securities in light of considerations related to the funding needs of Diageo and its consolidated subsidiaries. These include:

•	the anticipated use of proceeds;

•	related funding requirements of Diageo and its consolidated subsidiaries; and

•	relevant tax considerations.

CAPITALIZATION AND INDEBTEDNESS

      The following tables set forth, on a UK GAAP basis, the unaudited actual capitalization and indebtedness of Diageo as at June 30, 2001.

June 30, 2001

£ million
Short term borrowings (including current portion of long term borrowings)	3,602

Capital lease obligations	41
Long term borrowings
Due from one to five years	3,307
Due after five years	686

4,034

Minority interests (equity and non-equity)	606
Shareholders’ equity Called up share capital	987
Additional paid in capital	1,314
Other reserves	3,091
Retained deficit	(205)

5,187

Total capitalization	9,827

1.	On October 31, 2001, Diageo completed the disposal of the worldwide operations of The Pillsbury Company to General Mills, Inc. Diageo received $3,830 million (£2,716 million) in cash, less Pillsbury’s outstanding net borrowings of $234 million (£166 million). In addition, on November 1, 2001, Diageo exercised an option to sell 55 million of the 134 million General Mills shares it received in the transaction and received proceeds of $2,318 million (£1,644 million) on November 5, 2001. Please see Diageo’s Annual Report on Form 20-F for the fiscal year ended June 30, 2001, which is incorporated by reference in this prospectus, for more information on the disposal of Pillsbury. In connection with the disposal of Pillsbury, Diageo has guaranteed debt of an unrelated third party in the amount of $200 million.

On August 20, 2001, Diageo Capital issued Euro 300 million aggregate principal amount notes due August 20, 2003, paying interest at three month EURIBOR plus 12.5 basis points. On August 14, 2001, Diageo Capital issued Yen 5 billion aggregate principal amount notes due July 30, 2002, paying interest at a fixed rate of 0.1%. On July 3, 2001 Diageo Capital issued Euro 100 million aggregate principal amount notes due July 3, 2002, paying interest at three months LIBOR plus 1 basis point. On July 10, 2001, Diageo Capital issued Yen 10 billion aggregate principal amount notes due June 24, 2002, paying interest at a fixed rate of 0.09%. On July 18, 2001, Diageo Enterprises, a wholly owned subsidiary of Diageo, issued Euro 171 million aggregate principal amount notes due July 18, 2002, paying interest at three month EURIBOR. The proceeds from these notes were used to replace existing maturing commercial paper and other debt.

2.	At June 30, 2001, Diageo had cash at bank and in hand of £1,842 million and interest rate and foreign currency swaps of £315 million.

3.	At June 30, 2001, £91 million of Diageo’s net borrowings due within one year and £19 million of Diageo’s net borrowings due after more than one year were secured.

4.	At June 30, 2001, there were potential issues of more than 7 million new ordinary shares under Diageo’s employee share option schemes.

5.	At June 30, 2001, the total authorized share capital of Diageo consisted of 5,329,052,500 ordinary shares of 28 101/108pence each. At such date, 3,410,747,468 ordinary shares were issued and fully paid.

6.	There has been no material change in the capitalization and indebtedness of Diageo since June 30, 2001, except as disclosed in note 1 above.

7.	Diageo has given performance guarantees and indemnities to third parties in the amount of £47 million which are not reflected in the above amounts. There has been no material change since June 30, 2001 in these performance guarantees and indemnities, except as disclosed in note 1 above.

USE OF PROCEEDS

      Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of securities will be used for general corporate purposes. These include working capital and the repayment of existing borrowings of Diageo and its subsidiaries.

LEGAL OWNERSHIP

Street Name and Other Indirect Holders

      We generally will not recognize investors who hold securities in accounts at banks or brokers as legal holders of securities. When we refer to the holders of securities, we mean only the actual legal and (if applicable) record holder of those securities. Holding securities in accounts at banks or brokers is called holding in street name. If you hold securities in street name, we will recognize only the bank or broker or the financial institution the bank or broker uses to hold its securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the securities, either because they agree to do so in their customer agreements or because they are legally required. If you hold securities in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting if it were ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

      Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, under the securities run only to persons who are registered as holders of securities. As noted above, we do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold securities in that manner or because the securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

What is a Global Security?

      A global security is a special type of indirectly held security, as described above under “Street Name and Other Indirect Holders”. If we choose to issue securities in the form of global securities, the ultimate beneficial owners can only be indirect holders.

      We require that the securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement relating to an offering of a series of securities will indicate whether the series will be issued only in the form of global securities.

Special Investor Considerations for Global Securities

      As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of securities and instead deal only with the depositary that holds the global security.

      If you are an investor in securities that are issued only in the form of global securities, you should be aware that:

•	You cannot get securities registered in your own name.

•	You cannot receive physical certificates for your interest in the securities.

•	You will be a street name holder and must look to your own bank or broker for payments on the securities and protection of your legal rights relating to the securities, as explained earlier under “Street Name and Other Indirect Holders”.

•	You may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•	The depositary’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way.

•	The depositary will require that interests in a global security be purchased or sold within its system using same-day funds. By contrast, payment for purchases and sales in the market for corporate bonds and other securities is generally made in next-days funds. The difference could have some effect on how interests in global securities trade, but we do not know what that effect will be.

Special Situations When the Global Security Will Be Terminated

      In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing securities. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in securities transferred to their own name so that they will be direct holders. The rights of street name investors and direct holders in the securities have been previously described in the subsections entitled “— Street Name and Other Indirect Holders” and “— Direct Holders”.

      The special situations for termination of a global security are:

•	When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary.

•	When an event of default on the securities has occurred and has not been cured. Defaults on debt securities are discussed below under “Description of Debt Securities and Guarantees — Default and Related Matters — Events of Default”.

      The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or the trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

In the remainder of this description “you” means direct holders and not street name or other indirect holders of securities. Indirect holders should read the previous subsection entitled “Street Name and Other Indirect Holders”.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

      Diageo Investment and Diageo Capital may issue guaranteed debt securities and Diageo may issue debt securities by this prospectus. As required by US federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called the indenture. The indenture relating to guaranteed debt securities issued by Diageo Investment is a contract, dated as of June 1, 1999, among Diageo Investment, Diageo and Citibank, N.A. The indenture relating to guaranteed debt securities issued by Diageo Capital is a contract, dated as of August 3, 1998, among Diageo Capital, Diageo and Citibank, N.A. The indenture relating to debt securities issued by Diageo is a contract that will be entered into between Diageo and Citibank, N.A.

      Citibank, N.A. acts as the trustee under all three indentures. The trustee has two main roles:

•	First, it can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “Default and Related Matters — Events of Default — Remedies If an Event of Default Occurs” below; and

•	Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

      Diageo acts as the guarantor of the guaranteed debt securities issued under the Diageo Investment and the Diageo Capital indentures. The guarantees are described under “Guarantees” below.

      The indentures and their associated documents contain the full legal text of the matters described in this section. The indentures, the debt securities and the guarantees are governed by New York law. The indentures are exhibits to our registration statement. See “Where You Can Find More Information About Us” for information on how to obtain a copy.

      This section summarizes the material provisions of the indentures, the debt securities and the guarantees. However, because it is a summary, it does not describe every aspect of the indentures, the debt securities or the guarantees. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including some of the terms used in the indentures. We describe the meaning for only the more important terms. We also include references in parentheses to some sections of the indentures. Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference here or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement.

      Diageo, Diageo Investment and Diageo Capital may each issue as many distinct series of debt securities under its respective indenture as it wishes. This section summarizes all material terms of the debt securities that are common to all series, unless otherwise indicated in the prospectus supplement relating to a particular series.

      We may issue the debt securities as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. (Section 101) The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any such debt securities.

      In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement and the pricing agreement relating to the series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the prospectus supplement.

      The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	whether Diageo, Diageo Capital or Diageo Investment is the issuer of the debt securities;

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	any stock exchange on which we will list the series of debt securities;

•	the date or dates on which we will pay the principal of the series of debt securities;

•	the rate or rates, which may be fixed or variable, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or analogous provisions or provisions for redemption at the option of the holder;

•	the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions that are not described in this prospectus, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	the denominations in which the series of debt securities will be issuable if other than denominations of $1,000 and any integral multiple of $1,000;

•	the currency of payment of principal, premium, if any, and interest on the series of debt securities if other than the currency of the United States of America and the manner of determining the equivalent amount in the currency of the United States of America;

•	any index used to determine the amount of payment of principal of, premium, if any, and interest on the series of debt securities;

•	the terms and conditions of any exchange or conversion of this series of debt securities or the guarantee;

•	the applicability of the provisions described later under “Covenants — Defeasance and Discharge”;

•	if the series of debt securities will be issuable in whole or part in the form of a global security as described under “Legal Ownership — Global Securities”, and the depository or its nominee with respect to the series of debt securities, and any special circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depository or its nominee;

•	if Diageo Investment is the issuer, whether it will be required to pay additional amounts for withholding taxes or other governmental charges and, if applicable, a related right to an optional tax redemption for such a series; and

•	any other special features of the series of debt securities.

      Unless otherwise stated in the prospectus supplement, the debt securities will be issued only in fully registered form without interest coupons. If we issue debt securities in bearer form, the special restrictions and considerations, including offering restrictions and US tax considerations, relating to bearer debt securities will be described in the prospectus supplement.

Guarantees

      Diageo will fully and unconditionally guarantee the payment of the principal of, premium, if any, and interest on the guaranteed debt securities, including any additional amounts which may be payable by Diageo Capital in respect of its debt securities, as described under “Payment of Additional Amounts”. Diageo guarantees the payment of such amounts when such amounts become due and payable, whether at the stated maturity of the debt securities, by declaration or acceleration, call for redemption or otherwise.

Overview of Remainder of This Description

      The remainder of this description summarizes:

•	Additional mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments.

•	Your rights under several special situations, such as if we merge with another company, if we want to change a term of the debt securities or if Diageo Capital or Diageo wants to redeem the debt securities for tax reasons.

•	Your rights to receive payment of additional amounts due to changes in the withholding requirements of various jurisdictions.

•	Covenants contained in the indentures that restrict our ability to incur liens and undertake sale and leaseback transactions. A particular series of debt securities may have additional covenants.

•	Your rights if we default or experience other financial difficulties.

•	Our relationship with the trustee.

Additional Mechanics

     Exchange and Transfer

      You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an exchange.

      You may exchange or transfer registered debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the registered debt securities. However, you may not exchange registered debt securities for bearer debt securities. (Section 305)

      You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange of a registered debt security will only be made if the security registrar is satisfied with your proof of ownership.

      If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002)

      If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed. (Section 305)

Payment and Paying Agents

      We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. (Section 307)

      We will pay interest, principal and any other money due on the registered debt securities at the corporate trust office of the trustee in New York City. That office is currently located at Citibank, N.A., 111 Wall Street, 5th Floor, New York, NY 10043. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. Interest on global securities will be paid to the holder thereof by wire transfer of same-day funds.

      Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called accrued interest.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

      We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of debt securities. (Section 1002)

Notices

      We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records. (Sections 101 and 106)

      Regardless of who acts as paying agent, all money that we pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 1003)

Special Situations

Mergers and Similar Events

      We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another firm or to buy or lease substantially all of the assets of another firm. However, we may not take any of these actions unless all the following conditions are met:

•	Where Diageo Investment merges out of existence or sells or leases its assets, the other firm may not be organized under a foreign country’s laws (that is, it must be a corporation, partnership or trust organized under the laws of a US state or the District of Columbia or under US federal law) and it must assume the obligations on the debt securities.

•	Where Diageo Capital or Diageo merges out of existence or sells or leases its assets, the other firm must assume its obligations on the debt securities or the guarantees. The other firm’s assumption of these obligations must include the obligation to pay the additional amounts described later under “Payment of Additional Amounts”. If such other firm is organized under a foreign country’s laws, it must indemnify you against any governmental charge or other cost resulting from the transaction.

•	The merger, sale or lease of assets or other transaction must not cause a default on the debt securities, and we must not already be in default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described later under “Default and Related Matters — Events of Default — What is An Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

•	It is possible that the merger, sale or lease of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders or over our general creditors if we fail to pay them back. We have promised to limit these preferential rights on our property, called liens, as discussed later under “Covenants — Restrictions on Liens”. If a merger or other transaction would create any liens on our property, we must comply with that covenant. We would do this either by deciding that the liens were permitted, or by following the requirements of the covenant to grant an equivalent or higher-ranking lien on the same property to you and the other direct holders of the debt securities. (Section 801)

      It is possible that the US Internal Revenue Service may deem a merger or other similar transaction to cause an exchange for US federal income tax purposes of debt securities for new securities by the holders of the debt securities. This could result in the recognition of taxable gain or loss for US federal income tax purposes and possible other adverse tax consequences.

Modification and Waiver

      There are three types of changes we can make to the indenture and the debt securities.

      Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	change any obligation of Diageo or Diageo Capital to pay additional amounts described later under “Payment of Additional Amounts”;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the place or currency of payment on a debt security;

•	impair any of the conversion or exchange rights of your debt security;

•	impair your right to sue for payment, conversion or exchange;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indentures;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with various provisions of the indentures or to waive various defaults;

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture; and

•	change the obligations of the guarantor that relate to payment of principal, premium and interest, sinking fund payments and conversion rights. (Section 902)

      Changes Requiring a Majority Vote. The second type of change to the indentures and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and other changes that would not adversely affect holders of the debt securities in any material respect. The same vote would be required for us to obtain a waiver of all or part of the covenants described below, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indentures or the debt securities listed in the first category described previously under “Changes Requiring Your Approval” unless we obtain your individual consent to the waiver. (Section 513)

      Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and other changes that would not adversely affect holders of the debt securities in any material respect. (Section 901)

      Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a security:

•	For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that security described in the prospectus supplement.

•	For debt securities denominated in one or more foreign currencies or currency units, we will use the US dollar equivalent.

•	Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Covenants — Defeasance and Discharge”. (Section 101)

•	We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 104)

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

     Optional Tax Redemption

      We may have the option to redeem the debt securities in the two situations described below. The redemption price for the debt securities, other than original issue discount debt securities, will be equal to the principal amount of the debt securities being redeemed plus accrued interest and any additional amounts due on the date fixed for redemption. The redemption price for original issue discount debt securities will be specified in the prospectus supplement for such securities. Furthermore, we must give you between 30 and 60 days’ notice before redeeming the debt securities.

      The first situation is where, as a result of a change in, execution of or amendment to any laws or treaties or the official application or interpretation of any laws or treaties, either:

•	Diageo or, in the case of debt securities issued by Diageo Capital, Diageo Capital, would be required to pay additional amounts as described later under “Payment of Additional Amounts”; or

•	Diageo or any of its subsidiaries would have to deduct or withhold tax on any payment to any of the issuers to enable them to make a payment of principal or interest on a debt security.

      This applies only in the case of changes, executions or amendments that occur on or after the date specified in the prospectus supplement for the applicable series of debt securities and in the jurisdiction where Diageo or, in the case of debt securities issued by Diageo Capital, Diageo Capital, is incorporated. If Diageo or Diageo Capital is succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which such successor entity is organized, and the applicable date will be the date the entity became a successor.

      We would not have the option to redeem in this case if we could have avoided the payment of additional amounts or the deduction or withholding by using reasonable measures available to us.

      The second situation is where a person located outside of the United States, including the United Kingdom, into which Diageo or, in the case of debt securities issued by Diageo Capital, Diageo Capital, is merged or to whom it has conveyed, transferred or leased its property is required to pay an additional amount. We would have the option to redeem the debt securities even if we are required to pay additional amounts immediately after the merger, conveyance, transfer or lease. We are not required to use reasonable measures to avoid the obligation to pay additional amounts in this situation.

Conversion or Exchange

      The debt securities may be convertible into or exchangeable for Diageo’s ordinary shares or preference shares or securities of other issuers if the prospectus supplement so provides. If the debt securities are convertible or exchangeable, the prospectus supplement will include provisions as to whether conversion or exchange is mandatory, at your option or at our option. The prospectus supplement would also include provisions regarding the adjustment of the number of securities to be received by you upon conversion or exchange.

Payment of Additional Amounts

      The government of any jurisdiction where Diageo or, in the case of debt securities issued by Diageo Capital, Diageo Capital, is incorporated may require Diageo or Diageo Capital to withhold amounts from payments on the principal or interest on a debt security or any amounts to be paid under the guarantees, as the case may be, for taxes or any other governmental charges. If the jurisdiction requires a withholding of this type, Diageo or Diageo Capital, as the case may be, may be required to pay you an additional amount so that the net amount you receive will be the amount specified in the debt security to which you are entitled. However, in order for you to be entitled to receive the additional amount, you must not be resident in the jurisdiction that requires the withholding.

      Diageo or Diageo Capital, as the case may be, will not have to pay additional amounts under any of the following circumstances:

•	The US government or any political subdivision of the US government is the entity that is imposing the tax or governmental charge.

•	The tax or governmental charge is imposed only because the holder, or a fiduciary, settlor, beneficiary or member or shareholder of, or possessor of a power over, the holder, if the holder is an estate, trust, partnership or corporation, was or is connected to the taxing jurisdiction, other than by merely holding the debt security or guarantee or receiving principal or interest in respect thereof. These connections include where the holder or related party:

•	is or has been a citizen or resident of the jurisdiction;

•	is or has been engaged in trade or business in the jurisdiction; or

•	has or had a permanent establishment in the jurisdiction.

•	The tax or governmental charge is imposed due to the presentation of a debt security, if presentation is required, for payment on a date more than 30 days after the security became due or after the payment was provided for.

•	The tax or governmental charge is on account of an estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge.

•	The tax or governmental charge is for a tax or governmental charge that is payable in a manner that does not involve withholdings.

•	The tax or governmental charge is imposed or withheld because the holder or beneficial owner failed to comply with any of the following requests of Diageo or Diageo Capital:

•	to provide information about the nationality, residence or identity of the holder or beneficial owner, or

•	to make a declaration or satisfy any information requirements, that the statutes, treaties, regulations or administrative practices of the taxing jurisdiction require as a precondition to exemption from all or part of such tax or governmental charge.

•	The withholding or deduction is imposed pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000, or any law implementing such directive.

•	The withholding or deduction is imposed on a holder or beneficial owner who could have avoided such withholding or deduction by presenting its debt securities to another paying agent.

•	The holder is a fiduciary or partnership or an entity that is not the sole beneficial owner of the payment of the principal of, or any interest on, any security, and the laws of the jurisdiction require the payment to be included in the income of a beneficiary or settlor for tax purposes with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of such security.

      These provisions will also apply to any taxes or governmental charges imposed by any jurisdiction in which a successor to Diageo or Diageo Capital is organized. The prospectus supplement relating to the debt securities may describe additional circumstances in which Diageo or Diageo Capital would not be required to pay additional amounts.

      In certain circumstances, payments made to holders of debt securities may be subject to withholding or deduction for an account of UK tax. These circumstances might include, for example, if payments are made on debt securities issued by Diageo or Diageo Capital that are not listed on a “recognized stock exchange” for UK tax purposes at the time of payment. For more information, see the section entitled “Certain US Federal and UK Tax Considerations — United Kingdom Taxation of Debt Securities”.

Covenants

     Restrictions on Liens

      Some of Diageo’s property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders, including you and the other direct holders of the debt securities, or over our general creditors if we fail to pay them back. These preferential rights are called liens. Diageo promises that it and its restricted subsidiaries, which are described further below, will not become obligated on any new debt for borrowed money that is secured by a lien on any of its principal properties, which are described further below, or on any shares of stock of any of its restricted subsidiaries, unless it grants an equivalent or higher-ranking lien on the same property to you and the other direct holders of the debt securities.

      Diageo does not need to comply with this restriction if the amount of all debt that would be secured by liens on its principal properties, which are described further later, and the shares of stock of Diageo’s restricted subsidiaries, excluding the debt secured by the liens that are listed later, is less than 15% of Diageo’s consolidated shareholders’ equity. (Section 1009)

      This restriction on liens applies, with certain exceptions, to liens for borrowed money. For example, several liens imposed by operation of law, such as liens to secure statutory obligations for taxes or workers’ compensation benefits, or liens we create to secure obligations to pay legal judgments or surety bonds, are not covered by this restriction. This restriction on liens also does not apply to debt secured by a number of different types of liens, and we can disregard this debt when we calculate the limits imposed by this restriction. These types of liens include, among others, the following:

•	any lien existing on or before the date of the applicable indenture;

•	any lien arising by operation of law and not securing amounts more than ninety days overdue or otherwise being contested in good faith;

•	any lien on a principal property, shares or stock of any restricted subsidiary, which becomes a restricted subsidiary after the date of the applicable indenture, arising prior to the date of the restricted subsidiary’s becoming a restricted subsidiary, provided that such lien was not created in contemplation of such restricted subsidiary’s becoming a restricted subsidiary;

•	any lien over any principal property, or documents of title thereto, shares or stock of any restricted subsidiary that Diageo or any restricted subsidiary acquired as security for, or for indebtedness incurred, to finance all or part of the price of its acquisition, development, redevelopment, modification or improvement;

•	any lien over any principal property, or documents of title thereto, shares or stock of any restricted subsidiary that Diageo or any restricted subsidiary acquired subject to the lien;

•	any lien to secure indebtedness for borrowed money incurred in connection with a specifically identifiable project where the lien relates to a principal property involved in the project and that Diageo or any restricted subsidiary acquired after the date of the applicable indenture and the recourse of the creditors relating to the indebtedness is limited to the project and principal property;

•	any lien securing indebtedness of Diageo or any restricted subsidiary for borrowed money incurred in connection with the financing of accounts receivable;

•	any lien incurred or deposits made in the ordinary course of business;

•	any lien on a principal property of Diageo or any restricted subsidiary in favor of the US federal or any state government or the UK or any EU government or any instrumentality of any of them, securing the obligations of Diageo or any restricted subsidiary as a result of any contract;

•	any lien securing industrial revenue, development or similar bonds issued by or for the benefit of Diageo or any of its restricted subsidiaries, provided that the industrial revenue, development or similar bonds are non-recourse to Diageo or the restricted subsidiary; and

•	any extension, renewal or replacement or successive extensions, renewals or replacements, as a whole or in part, of any lien included earlier in this list.

Restrictions on Sales and Leasebacks

      Diageo promises that neither it nor any of its restricted subsidiaries will enter into any sale and leaseback transaction involving a principal property unless we comply with this covenant. A sale and leaseback transaction is an arrangement between us or a restricted subsidiary and a bank, insurance company or other lender or investor where Diageo or the restricted subsidiary leases a property that Diageo or the restricted subsidiary has owned for more than six months and has sold to a lender or investor or to any person to whom the lender or investor has advanced funds on the security of the principal property.

      Diageo can comply with this covenant in either of two different ways. First, Diageo will be in compliance if it or its restricted subsidiary could grant a lien on the principal property in an amount equal to the indebtedness attributable to the sale and leaseback transaction without being required to grant an equivalent or higher-ranking lien to you and the other direct holders of the debt securities under the restriction on liens described above.

      Second, Diageo can comply if it invests an amount equal to at least the net proceeds of the sale of the principal property that it or its restricted subsidiary leases in the transaction or the fair value of that property, whichever is greater. This amount must be invested in any principal property or used to retire indebtedness for money that it or its restricted subsidiaries borrowed, incurred or assumed and that either has a maturity of 12 months or more from the date of incurrence of the indebtedness or has a maturity of less than 12 months from that date but is by its terms renewable or extendible beyond 12 months from that date at the option of the borrower, within one year of the transaction. (Section 1010)

      This restriction on sales and leasebacks does not apply to any sale and leaseback transaction that is between Diageo and one of its subsidiaries, or between one of Diageo’s restricted subsidiaries and either Diageo or one of Diageo’s other subsidiaries. It also does not apply to any lease with a term, including renewals, of three years or less.

      As used here, principal property means a building or other structure or facility, and the land on which it sits and its associated fixtures that are located in the United States or the United Kingdom and Diageo or a restricted subsidiary owns or leases. The gross book value of the property must exceed 2% of Diageo’s consolidated shareholders’ equity. Any property or portion of any property is not a principal property if Diageo’s board of directors:

•	does not view it as materially important to the total business conducted by Diageo and its subsidiaries as an entirety; or

•	does not view any portion of the property as materially important for the use of the property.

Diageo and its subsidiaries have no principal property as of the date hereof.

      As used here, restricted subsidiary means any subsidiary that has two characteristics. First, its assets and operations are substantially located within the United States or the United Kingdom. Second, it owns a principal property. However, a restricted subsidiary does not include two types of subsidiaries. It does not include a subsidiary that is primarily engaged in leasing or in financing installment receivables or a subsidiary that primarily acts to finance the operations of Diageo and its consolidated subsidiaries.

Defeasance and Discharge

      The following discussion of full defeasance and discharge will be applicable to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the prospectus supplement. (Section 403)

      We can legally release ourselves from any payment or other obligations on the debt securities, except for various obligations described below, if we, in addition to other actions, put in place the following arrangements for you to be repaid:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and US government or US government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel confirming that under current US federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. We would not have to deliver this opinion if we received from, or there has been published by, the US Internal Revenue Service a ruling that states the same conclusion.

•	If the debt securities are listed on the New York Stock Exchange, we must deliver to the trustee a legal opinion of our counsel confirming that the deposit, defeasance and discharge will not cause the debt securities to be delisted.

      However, even if we take these actions, a number of our obligations relating to the debt securities will remain. These include the following obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Default and Related Matters

     Ranking

      The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness.

     Events of Default

      You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

      What Is an Event of Default? The term event of default means any of the following:

•	We do not pay the principal or any premium on a debt security on its due date and, in the case of technical or administrative difficulties, only if such failure to pay persists for more than five days.

•	We do not pay interest on a debt security within 30 days of its due date.

•	We do not deposit any sinking fund payment on its due date.

•	We remain in breach of a covenant described beginning on page 13 or any other term of the indentures for 90 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 10% of the principal amount of debt securities of the affected series.

•	We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

•	There is a default in the conversion or exchange of any convertible or exchangeable securities of the series in question and this default continues for 90 days after we receive a notice of default.

•	Any other event of default described in the prospectus supplement occurs. (Section 501)

      Remedies If an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series if certain conditions are met. (Section 502)

      Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an indemnity. (Section 603)

      If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the indenture. (Section 512)

      Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.

•	The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (Section 507)

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

      We will furnish to the trustee every year a written statement of certain of our officers certifying that, to their knowledge, we are in compliance with the indenture and the debt securities, or else specifying any default. (Section 1005)

Regarding the Trustee

      Diageo and several of its subsidiaries maintain banking relations with the trustee in the ordinary course of their business.

      If an event of default occurs, or an event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded occurs, the trustee may be considered to have a conflicting interest with respect to the debt securities or the applicable indenture for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign as trustee under the applicable indenture and we would be required to appoint a successor trustee.

DESCRIPTION OF WARRANTS

      Diageo may issue warrants to purchase debt securities, preference shares or ordinary shares. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement to be entered into by Diageo and a bank or trust company, as warrant agent, all as will be set forth in the applicable prospectus supplement.

Debt Warrants

      Diageo may issue warrants for the purchase of debt securities issued by Diageo, Diageo Investment or Diageo Capital. Each debt warrant will entitle its holder to purchase debt securities at an exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement. Debt warrants may be issued separately or together with debt securities.

      The debt warrants are to be issued under debt warrant agreements to be entered into by Diageo and one or more banks or trust companies, as debt warrant agent, all as will be set forth in the applicable prospectus supplement. At or around the time of an offering of debt warrants, a form of debt warrant agreement, including a form of debt warrant certificate representing the debt warrants, reflecting the alternative provisions that may be included in the debt warrant agreements to be entered into with respect to particular offerings of debt warrants, will be added as an exhibit to the registration statement of which this prospectus forms a part by an amendment or incorporation by reference to a subsequent filing.

      The particular terms of each issue of debt warrants, the debt warrant agreement relating to such debt warrants and such debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement. This description will include:

•	the initial offering price;

•	the currency, currency unit or composite currency in which the exercise price for the debt warrants is payable;

•	the title, aggregate principal amount, issuer and terms of the debt securities that can be purchased upon exercise of the debt warrants;

•	the title, aggregate principal amount, issuer and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;

•	if applicable, whether and when the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities that can be purchased upon exercise of each debt warrant and the exercise price;

•	the date on or after which the debt warrants may be exercised and any date or dates on which this right will expire in whole or in part;

•	if applicable, a discussion of material UK and US federal income tax, accounting or other considerations applicable to the debt warrants;

•	whether the debt warrants will be issued in registered or bearer form, and, if registered, where they may be transferred and registered; and

•	any other terms of the debt warrants.

Equity Warrants

      Diageo may issue warrants for the purchase of its equity securities (i.e., its ordinary shares and preference shares). As explained below, each equity warrant will entitle its holder to purchase equity securities at an exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement. Equity warrants may be issued separately or together with equity securities.

      The equity warrants are to be issued under equity warrant agreements to be entered into by Diageo and one or more banks or trust companies, as equity warrant agent, all as will be set forth in the applicable prospectus supplement. At or around the time of an offering of equity warrants, a form of equity warrant agreement, including a form of equity warrant certificate representing the equity warrants, reflecting the alternative provisions that may be included in the equity warrant agreements to be entered into with respect to particular offerings of equity warrants, will be added as an exhibit to the registration statement of which this prospectus forms a part by an amendment or incorporation by reference to a subsequent filing.

      The particular terms of each issue of equity warrants, the equity warrant agreement relating to such equity warrants and the equity warrant certificates representing such equity warrants will be described in the applicable prospectus supplement. This description will include:

•	the initial offering price;

•	the currency, currency unit or composite currency in which the exercise price for the equity warrants is payable;

•	the designation and terms of the equity securities (i.e., preference shares or ordinary shares) that can be purchased upon exercise of the equity warrants;

•	the total number of preference shares or ordinary shares that can be purchased upon exercise of each equity warrant and the exercise price;

•	the date or dates on or after which the equity warrants may be exercised and any date or dates on which this right will expire in whole or in part;

•	the designation and terms of any related preference shares or ordinary shares with which the equity warrants are issued and the number of the equity warrants issued with each preference share or ordinary share;

•	if applicable, whether and when the equity warrants and the related preference shares or ordinary shares will be separately transferable;

•	if applicable, a discussion of material UK and US federal income tax, accounting or other considerations applicable to the equity warrants; and

•	any other terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

DESCRIPTION OF PREFERENCE SHARES

      Provided that sufficient authorized but unissued share capital exists and that the directors have the required authority to allot shares, Diageo’s articles of association allow it to issue new shares with any rights or restrictions attaching to them, subject to any special rights given to the holders of the existing issued share capital. The rights and restrictions attaching to such share capital can be decided either by shareholders by ordinary resolution or by the board of directors, provided that the rights or restrictions decided by the directors do not conflict with any determined by the shareholders. Under the laws of England and Wales, the board of directors requires express authority to allot shares which authority must either be given by an ordinary resolution of shareholders or be set out in the articles of association. Diageo’s board of directors has the authority to issue ordinary and preference shares up to an aggregate nominal amount of £1,541,971,209. However, currently all of Diageo’s authorized but unissued shares are designated to be ordinary shares. In order to issue preference shares, Diageo would need to redesignate some of these ordinary shares into preference shares or increase its authorized share capital by the creation of preference shares. Both of these actions would require the approval of shareholders by ordinary resolution.

      If the preference shares have the right to participate only up to a specified amount in a dividend or capital distribution, Diageo may issue them without complying with the provisions of English law that otherwise require companies to offer shares first to existing shareholders on a pre-emptive basis. These rights of existing shareholders are sometimes referred to as pre-emptive rights. However, pre-emptive rights would apply to any issuance of preference shares that are convertible into, or exchangeable for, other classes of Diageo’s shares unless such rights are waived by a special resolution of Diageo’s shareholders. Diageo’s shareholders have currently waived pre-emptive rights with respect to equity securities with an aggregate nominal amount of £49,347,600.

      Subject to the foregoing, applicable law and the rights of other holders of Diageo’s share capital, Diageo may seek to issue preference shares in one or more series with such terms, rights and restrictions as the company may by ordinary resolution determine, or if no resolution has been passed or so far as the resolution does not make any specific provision, with such terms, rights and restrictions as Diageo’s board of directors may determine, including the following:

•	the maximum number of shares in the series;

•	the designation of the series;

•	any dividend rate, or basis for determining such a rate, on the shares of the series;

•	whether or not dividends will be cumulative and, if so, from which date or dates;

•	whether the shares of the series will be redeemable and, if so, the date, prices and other terms and conditions of redemption;

•	whether the shares of the series will be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the rate or rates of conversion or exchange, any terms of adjustment and whether the shares of the series will be convertible or exchangeable at Diageo’s option, the option of holders of the preference shares or both;

•	whether the shares of the series will have voting rights and, if so, the nature of those voting rights and the circumstances in which they may be exercised;

•	the rights of the shares of the series in the event of a voluntary or involuntary liquidation, dissolution or winding up of Diageo; and

•	any other relative rights, powers, preferences, qualifications, limitations or restrictions relating to the shares of the series.

      The specific rights carried by preference shares of each series will be described in a prospectus supplement. However, the description of the preference shares set forth in this prospectus and in any applicable prospectus supplement is not complete without reference to the documents that govern the preference shares. These include the memorandum and articles of association of Diageo and any other document filed with the Registrar of Companies in England and Wales setting out the terms of such preference shares. The terms and manner in which Diageo may redeem shares are set forth in its articles of association. If Diageo wants to issue redeemable shares, a special resolution of shareholders would be required to determine the terms on which and the manner in which redemption may take place.

DESCRIPTION OF ORDINARY SHARES

General

      Diageo may issue ordinary shares by this prospectus. This section summarizes the material terms of Diageo’s ordinary shares as set out in the memorandum and articles of association of Diageo. This summary is qualified in its entirety by reference to the Companies Act 1985 of Great Britain, as amended, and Diageo’s memorandum and articles of association. Information on where investors can obtain a copy of the memorandum and articles of association, which is filed as an exhibit to Diageo’s Form 20-F is provided under “Where You Can Find More Information About Us”.

      All of Diageo’s ordinary shares are fully paid. Accordingly, no further contribution of capital may be required by Diageo from the holders of such shares. Diageo’s ordinary shares are represented in certificated form and also in uncertificated form under “CREST”. CREST is an electronic settlement system in the United Kingdom which enables Diageo’s ordinary shares to be evidenced other than by a physical certificate and transferred electronically rather than by delivery of a written stock transfer form. Diageo’s ordinary shares:

•	may be represented by certificates in registered form issued (subject to the terms of issue of the shares) following issuance or receipt of the form of transfer bearing the appropriate stamp duty by The Registrar, Diageo plc, Edinburgh Park, 5 Lochside Way, Edinburgh EH12 9DT; or

•	may be in uncertificated form with the relevant CREST member account being credited with the ordinary shares issued or transferred.

      Under UK law, persons who are neither residents nor nationals of the United Kingdom may freely hold, vote and transfer Diageo ordinary shares in the same manner and under the same terms as UK residents or nationals.

Share Capital

      Diageo’s share capital consists solely of ordinary shares, with a nominal value of 28 101/108 pence per share. As of June 30, 2001, the authorized share capital of Diageo was £1,542 million, divided into 5,329,052,500 shares of 28 101/108 pence each. As of June 30, 2001, Diageo had 3,410,747,468 ordinary shares outstanding, compared with 3,421,999,607 ordinary shares as of June 30, 2000. As of June 30, 2001, Diageo held 34,600,000 of its ordinary shares in respect of incentive plans and share option schemes.

      In addition to its outstanding ordinary shares, Diageo has unissued share capital of £555,065,113, which may be used to issue up to 1,918,305,032 ordinary shares. Diageo has outstanding options that may be exercised for up to 7 million ordinary shares.

      For information about Diageo’s share capital history for the last three fiscal years, you may consult Note 22 of Diageo’s financial statements included in Diageo’s Annual Report on Form 20-F for the year ended June 30, 2001, which is incorporated by reference in this prospectus, or similar sections in subsequent filings incorporated by reference into this prospectus.

Dividend Rights

      Holders of Diageo’s ordinary shares may, by ordinary resolution, declare dividends but may not declare dividends in excess of the amount recommended by the directors. The directors may also pay interim dividends. No dividend may be paid other than out of profits available for distribution. Dividends may be paid to an approved depositary in currencies other than pounds sterling and such dividends will be calculated using an appropriate market exchange rate in London as determined by the directors in accordance with Diageo’s articles of association.

      If a dividend has not been claimed, the directors may invest the dividend or use it in some other way for the benefit of Diageo until the dividend is claimed. If the dividend remains unclaimed for 12 years after the date such dividend became due for payment, it will be forfeited and will revert to Diageo.

      Diageo’s articles of association permit payment or satisfaction of a dividend wholly or partly by distribution of specific assets, including fully paid shares or debentures of any other company. Such action must be directed by the general meeting which declared the dividend and upon the recommendation of the directors.

Voting Rights

      Voting at any general meeting of shareholders is by a show of hands unless a poll, which is a written vote, is duly demanded. On a show of hands, every shareholder who is present in person at a general meeting, including the duly authorized representative of a corporate holder of Diageo’s shares which is not itself a shareholder entitled to vote, has one vote regardless of the number of shares held. On a poll, every shareholder who is present in person or by proxy has one vote for every share held by that shareholder. A poll may be demanded by any of the following:

•	the chairman of the meeting;

•	at least three shareholders entitled to vote and present in person, by proxy or by duly authorized representative at the meeting;

•	any shareholder or shareholders representing in the aggregate not less than one-tenth of the total voting rights of all shareholders entitled to vote at the meeting and present in person, by proxy or by duly authorized representative; or

•	any shareholder or shareholders holding shares conferring a right to vote at the meeting on which there have been paid-up sums in the aggregate equal to not less than one-tenth of the total sum paid up on all the shares conferring that right and present in person, by proxy or by duly authorized representative.

      Matters are transacted at general meetings of Diageo by the proposal and approval of three kinds of resolutions:

•	ordinary resolutions, which include resolutions for the election, re-election and removal of directors, the approval of financial statements, the declaration of final dividends, the appointment or reappointment of auditors, the increase of authorized share capital or the grant of authority to allot shares;

•	special resolutions, which include resolutions to amend Diageo’s memorandum or articles of association or resolutions relating to matters concerning Diageo’s winding up; and

•	extraordinary resolutions, which include resolutions to change the rights of any class of Diageo’s shares at a meeting of the holders of such class.

      An ordinary resolution requires the affirmative vote of a simple majority of the votes cast at a validly constituted shareholders meeting. Special and extraordinary resolutions require the affirmative vote of not less than three-fourths of the votes cast at a validly constituted shareholders meeting. The minimum quorum to hold a shareholders’ meeting is ten persons entitled to attend and vote on the business to be transacted, each being a shareholder or a proxy for a shareholder or a duly authorized representative of a corporation which is a shareholder.

      In the case of equality of votes, whether on a show of hands or on a poll, the chairman of the meeting is entitled to cast the deciding vote in addition to any other vote he may have.

Liquidation Rights

      In the event of the liquidation of Diageo, after payment of all liabilities and deductions in accordance with English law, the balance of assets available for distribution will be distributed among the holders of ordinary shares according to the amounts paid-up on the shares held by them. A liquidator may, with the sanction of an extraordinary resolution of the shareholders and any other sanction required by the UK Insolvency Act 1986, divide among the shareholders the whole or any part of Diageo’s assets. Alternately, a liquidator may, upon the adoption of an extraordinary resolution of the shareholders, place the assets in whole or in part in trustees upon such trusts for the benefit of shareholders, but no shareholder is compelled to accept any assets upon which there is a liability.

Preemptive Rights and New Issues of Shares

      While holders of ordinary shares have no pre-emptive rights under Diageo’s articles of association, the ability of the directors to cause Diageo to issue shares, securities convertible into shares or rights to shares, otherwise than pursuant to an employee share scheme, is restricted. Under the Companies Act, the directors of a company are, with certain exceptions, unable to allot any equity securities without express authorization, which may be contained in a company’s articles of association or given by its shareholders in general meeting, but which in either event cannot last for more than five years. Under the Companies Act, Diageo may also not allot shares for cash without first making an offer to existing shareholders to allot shares on the same or more favorable terms in proportion to their respective shareholdings, unless this requirement is waived by a special resolution of the shareholders.

Disclosure of Interests in Diageo’s Shares

      There are no provisions in Diageo’s articles of association whereby persons acquiring, holding or disposing of a certain percentage of Diageo’s shares are required to make disclosure of their ownership percentage. However, Sections 198 to 211 of the Companies Act impose such disclosure requirements upon a person who acquires or ceases to have an interest in shares comprising any class of Diageo’s issued and voting share capital and, as a result, either obtains, or ceases to have:

•	a “material interest” in 3%, or more of the nominal value of any class of Diageo’s issued voting share capital; or

•	an aggregate interest (whether “material” or not) in 10% or more of the nominal value of any class of Diageo’s issued voting share capital or the percentage of his interest in Diageo’s issued voting share capital remains above the relevant level and changes by a whole percentage point or more.

      A “material” interest means, broadly, any beneficial interest, including those of a spouse or a child or a step-child, those of a company which is accustomed to act in accordance with the relevant person’s instructions or in which one third or more of the votes are controlled by such person and certain other interests set out in the Companies Act, other than those of an investment manager or an operator of a unit trust/recognized scheme/collective investment scheme/open-ended investment company.

      The Companies Act set out particular rules of disclosure where two or more parties have entered into an agreement to acquire interests in shares of a public company, and the agreement imposes obligations/restrictions on any such party with respect to the use, retention or disposal of their interests in the shares and an acquisition of shares by a party pursuant to the agreement has taken place.

      Under the Companies Act, Diageo may by notice in writing require a person that Diageo knows or has reasonable cause to believe is or was during the three years preceding the date of the notice interested in Diageo’s shares to indicate whether or not that is correct and, if that person does or did hold an interest in Diageo’s shares, to provide certain information as set out in the Companies Act.

      The Companies Act also regulates the disclosure of interests in shares or debentures held by directors and certain associated companies of the issuing company.

      There are additional disclosure obligations under the Rules Governing Substantial Acquisitions of Shares where a person acquires 15% or more of the voting rights of a listed company or when an acquisition increases his holding of shares or rights over shares so as to increase his voting rights beyond that level by a whole percentage point. In this case notification should be directed to the London Stock Exchange and to Diageo no later than noon on the business day following the date of the acquisition.

      The City Code on Takeovers and Mergers also imposes strict disclosure requirements with regard to dealings in the securities of an offeror or offeree company on all parties to a takeover transaction, and anyone acting in concert with such parties, during the course of an offer period.

Election of Directors

      Diageo’s articles of association provide for a board of directors, consisting, unless otherwise provided for by shareholder resolution, of not fewer than three directors and not more than twenty-five directors, who shall manage the business and affairs of Diageo. Directors may be elected by the members in a general meeting, or appointed by the board of directors. In addition, at each annual general meeting one-third of the directors, representing those directors who have been in office longest since their last election, as well as any directors appointed by the board of directors since the last annual general meeting, are required to resign and are then considered for re-election, assuming they wish to stand for re-election.

General Meetings and Notices

      At least 21 days’ written notice of an annual general meeting is required. An annual general meeting may be held on short notice provided that all the shareholders entitled to attend and vote at the meeting agree. Any general meeting which is not an annual general meeting is called an “extraordinary general meeting”. At least 14 days’ written notice of any extraordinary general meeting is required, unless a special resolution or a resolution on which special notice has been given to Diageo’s shareholders is proposed, in which case 21 days’ written notice is required. Any extraordinary general meeting may be held on short notice if a majority of shareholders representing at least 95% of Diageo’s shares giving the right to attend and vote at such meeting, agree.

      Under Diageo’s articles of association, the annual general meeting of shareholders must be held within 15 months of the preceding annual general meeting and at a time and place determined by the board of directors.

Variation of Rights

      If, at any time, Diageo’s share capital is divided into different classes of shares, the rights attached to any class may be varied, subject to the provisions of the Companies Act, either with the consent in writing of the holders of three fourths in nominal value of the shares of that class or upon the adoption of an extraordinary resolution passed at a separate meeting of the holders of the shares of that class.

      At every such separate meeting, all of the provisions of the articles of association relating to proceedings at a general meeting apply, except that (a) the quorum is to be the number of persons (which must be at least two) who hold or represent by proxy not less than one-third in nominal value of the issued shares of the class or, if such quorum is not present on an adjourned meeting, one person who holds shares of the class regardless of the number of shares he holds, (b) any person present in person or by proxy may demand a poll, and (c) each shareholder will have one vote per share held in that particular class in the event a poll is taken.

      Class rights are deemed not to have been varied by the creation or issue of new shares ranking equally with or subsequent to that class of shares in all respects or by the reduction of the capital paid up on such shares or by the purchase or redemption by Diageo of its own shares in accordance with the Companies Act and the articles of association.

Changes in Share Capital

      Diageo’s ordinary shareholders may pass an ordinary resolution to do any of the following:

•	increase Diageo’s share capital by the creation of new shares of such amount as the resolution shall prescribe;

•	consolidate, or consolidate and then divide, all or any of Diageo’s share capital into new shares of larger nominal amounts than its existing shares;

•	cancel any shares which have not, at the date of the relevant resolution, been subscribed or agreed to be subscribed by any person and reduce the amount of Diageo’s authorized share capital by the amount of such unissued shares so cancelled; and

•	divide some or all of Diageo’s shares into shares of a smaller nominal amount.

      Diageo may:

•	with the authority of shareholders by ordinary or special resolution and subject to the provisions of the Companies Act, to purchase its own shares; and

•	by special resolution and subject to the provisions of the Companies Act, to reduce its share capital, any capital redemption reserve, share premium account or any other undistributable reserve, subject to receiving a court sanction.

      At an annual general meeting held on October 30, 2001, Diageo’s shareholders gave it authority to repurchase up to 341,090,300 of its ordinary shares subject to additional conditions.

Transfer of Shares

      Except as described in this paragraph, Diageo’s memorandum and articles of association does not restrict the transferability of Diageo’s ordinary shares. Diageo’s ordinary shares may be transferred by an instrument in any usual form or in any form acceptable to the directors. The directors may refuse to register a transfer:

•	if the shares to be transferred are not fully paid;

•	if the transfer is not duly stamped, if so required;

•	if the transfer is with respect to more than one class of shares;

•	if the transfer is in favor of more than four persons jointly; or

•	in certain circumstances, if the holder has failed to provide the required information, as described under “— Disclosure of Interests in Diageo’s Shares” above.

Shareholder Proposals and Shareholder Nominations of Directors

      Under the Companies Act, shareholders may demand that a resolution be voted on at an annual general meeting if the demand is made:

•	by shareholders holding at least 5% of the voting powers of shares having a right to vote on the resolution; or

•	by at least 100 shareholders holding shares on which there has been paid up an average sum per shareholder of at least £100.

      The shareholders must submit the demand at Diageo’s registered office at least six weeks before the annual general meeting to which it relates, unless Diageo calls the annual general meeting for a date less than six weeks after the demand is so submitted.

      In general, resolutions to appoint directors must be submitted to shareholders’ consideration on the basis of one resolution for each nominated director. A resolution to appoint more than one director may be voted upon at a general meeting only if the shareholders have first approved it without any vote being against so doing.

Shareholders’ Vote on Certain Transactions

      The Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of its shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require the approval, at a special meeting convened by court order, of the shareholders or creditors of the relevant class to which the scheme relates.

      Once approved at the court-convened meeting by a vote in favor by a majority in number representing at least 75% in value of each relevant class of shareholders or creditors and sanctioned by the court, all shareholders or creditors of the relevant class are bound by the terms of the scheme, and dissenting shareholders have no appraisal rights.

      Under the rules of the UK Listing Authority, shareholder approval:

•	is usually required for an acquisition or disposal by a listed company if, generally, the size of the company or business to be acquired or disposed of represents 25% or more of the size of the listed company, as assessed according to the guidelines set out in the rules; and

•	may also be required for an acquisition or disposal of assets between a listed company and related parties, as defined in the rules of the UK Listing Authority.

      In addition, the Companies Act also provides:

•	that where a takeover offer is made for the shares of a UK company; and

•	within four months of the date of the offer, the offeror has acquired or contracted to acquire at least nine-tenths in value of the shares of any class to which the offer relates, the offeror may, within two months of reaching the nine-tenths level, serve notice to acquire compulsorily, on the terms of the offer, the shares of the relevant class in respect of which the offer has not been accepted. A dissenting shareholder may object to the transfer or its proposed terms by applying to the court within six weeks of the date on which notice of the compulsory acquisition was given. In the absence of fraud or oppression, the court is unlikely to order that the acquisition not take effect, but it may specify terms of the transfer that it finds appropriate. A minority shareholder is also entitled in these circumstances, in the alternative, to require the offeror to acquire his shares on the terms of the offer.

Rights of Inspection

      Except when closed under the provisions of the Companies Act, the register and index of names of shareholders of an English company may be inspected during business hours:

•	for free, by its shareholders, including, in the case of Diageo, holders of Diageo ADSs; and

•	for a fee by any other person.

      In both cases, the documents may be copied for a fee.

      The shareholders of an English public company may also inspect, without charge, during business hours:

•	minutes of meetings of the shareholders and obtain copies of the minutes for a fee; and

•	service contracts of the company’s directors, if the contracts have more than 12 months unexpired or require more than 12 months’ notice to terminate.

      In addition, the published annual accounts of a public company are required to be available for shareholders at a general meeting and a shareholder is entitled to a copy of these accounts. The shareholders of Diageo do not have rights to inspect the accounting records of Diageo or the minutes of meetings of its directors.

Shareholders’ Suits

      While English law only permits a shareholder to initiate a lawsuit on behalf of the company in limited circumstances, the Companies Act permits a shareholder whose name is on the register of shareholders of the company to seek a court order

•	when the company’s affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, including the shareholder making the claim; or

•	when any act or omission of the company is or would be prejudicial.

      A court has wide discretion in granting relief and may authorize civil proceedings to be brought in the name of the company by a shareholder on the terms that the court directs. Except in these limited circumstances, English law does not generally permit class action lawsuits by shareholders on behalf of the company or on behalf of other shareholders.

      In order to become a shareholder and enforce these rights under English law, holders of Diageo ADSs are required to withdraw from the depositary at least one of their Diageo ordinary shares underlying the Diageo ADSs. See “Description of Diageo American Depositary Shares — Deposit, Withdrawal and Cancellation” for information about how to withdraw Diageo ordinary shares.

Summary of Certain Provisions of Diageo’s Memorandum and Articles of Association

Objects and purposes

      Diageo is incorporated under the name Diageo plc, and is registered in England and Wales under registered number 23307. Diageo’s objects and purposes are set forth in the fourth clause of its memorandum of association and cover a wide range of activities, including to carry on the business of a holding company, to carry on the business of producing, distributing and marketing branded drinks and branded food products, operating fast food restaurant chains and brewing, distilling and manufacturing wines, spirits and mineral or other types of water as well as to carry on all other businesses necessary to attain Diageo’s objectives. The memorandum of association grants Diageo a broad range of powers to effect these objectives.

Directors

      Under Diageo’s articles of association, a director cannot vote in respect of any proposal in which the director, or any person connected with the director, has a material interest. However, this restriction on voting does not apply to resolutions (a) giving the director any guarantee, security or indemnity in respect of obligations or liabilities incurred for the benefit of Diageo, (b) giving any guarantee, security or indemnity to a third party in respect of obligations of Diageo for which the director has assumed responsibility under an indemnity or guarantee, (c) relating to an offer of securities of Diageo in which the director participates or may participate as a holder of shares or other securities or in the underwriting, (d) relating to any contract in which the director is interested by virtue of the director’s interest in securities of Diageo or by reason of any other interest in or through Diageo, (e) concerning any other company in which the director, together with any connected person, is a shareholder or an officer or is otherwise interested, provided that the director, together with any connected person, is not interested in more than 1% of any class of the company’s equity share capital or the voting rights available to its shareholders, (f) relating to the arrangement of any employee benefit in which the director will share equally with other employees, and (g) relating to any insurance that Diageo purchases or maintains for its directors or any group of people, including directors.

      Under Diageo’s articles of association, compensation awarded to executive directors may be decided by the board or any authorized committee of the board. The remuneration committee is responsible for making recommendations to the board concerning matters relating to remuneration policy. It is comprised of all the non-executive directors except for Lord Blyth.

      The directors are empowered to exercise all the powers of Diageo to borrow money, subject to the limitation that the aggregate amount of all liabilities and obligations of Diageo outstanding at any time shall not exceed an amount equal to twice the aggregate of Diageo’s share capital and reserves calculated in the manner prescribed in Diageo’s articles of association, unless sanctioned by an ordinary resolution of Diageo’s shareholders.

      No person may be appointed a director if, at the time of the appointment, the person has reached the age of seventy. A director must retire at the first annual general meeting after the director’s seventieth birthday. Directors are not required to hold any shares of Diageo as a qualification to act as a director.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

      The ordinary shares of Diageo may be issued in the form of American depositary shares, or ADSs. Each Diageo ADS represents four ordinary shares of Diageo.

      The Bank of New York is the depositary with respect to Diageo’s ADSs, which are evidenced by American depositary receipts, or ADRs. Each ADS represents an ownership interest in four shares deposited with the custodian, as agent of the depositary, under the deposit agreement among Diageo, the depositary and owners and beneficial owners of ADRs. Each ADS also represents any other securities, cash or other property which may be held by The Bank of New York as depositary.

      The depositary’s office at which the ADRs will be administered is currently located at 101 Barclay Street, New York, New York 10286 (temporarily located at One Wall Street, New York, New York 10286). The custodian will be The Bank of New York and its duties will be administered from its principal London office, currently located at One Canada Square, London, England E14 5AL. The principal executive office of The Bank of New York is located at One Wall Street, New York, New York 10286.

      You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

      As an ADR holder, Diageo will not treat you as one of its shareholders and you will not have shareholder rights. English law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a holder of ADRs, you will have ADR holder rights, which are set out in the deposit agreement. The deposit agreement also sets out the rights and obligations of the depositary. New York law governs the deposit agreement and the ADRs.

      The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR, which contain the terms of the ADSs. Please see “Where You Can Find More Information About Us” for information on how you can obtain a copy of the deposit agreement. Copies of the deposit agreement are also available for inspection at the offices of the depositary.

Share Dividends and Other Distributions

      Diageo may make various types of distributions with respect to its securities. The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of underlying shares that your ADSs represent.

      Except as stated below, to the extent the depositary is legally permitted it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•	Cash. The depositary will convert any cash dividend or other cash distribution to US dollars to the extent this is permissible and can be done on a reasonable basis. The depositary will distribute such dollar amount as promptly as practicable, subject to any deductions for taxes required to be withheld, any expenses of converting foreign currencies and transferring funds to the United States and other expenses and adjustments. If the depositary cannot reasonably make such conversion or obtain any governmental approval or license necessary for the conversion, the depositary will hold any unconvertible foreign currency for your account without liability for any interest or, upon request, will distribute the foreign currency to you. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•	Shares. In the case of a distribution in shares, the depositary will deliver additional ADSs representing such shares if Diageo provides satisfactory evidence that it is legal to do so. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed to the ADR holders entitled to them.

•	Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if Diageo provides satisfactory evidence that the depositary may lawfully distribute such rights, the depositary may arrange for ADR holders to instruct the depositary as to the exercise of such rights. However, if Diageo does not furnish such evidence or if the depositary determines it is not lawful or feasible to distribute such rights to all or some of the registered holders, the depositary may:

•	distribute such rights only to the holders in which the depositary has determined such distribution is lawful and feasible;

•	if practicable, sell rights in proportion to the number of ADSs held by registered holders to whom the depositary has determined it may not lawfully or feasibly make such rights available and distribute the net proceeds as cash; or

•	allow rights in proportion to the number of ADSs held by registered holders to whom the depositary has determined it may not lawfully or feasibly make such rights available to lapse, in which case such registered holders will receive nothing.

Diageo has no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

•	Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may distribute such securities or property in any manner it deems equitable and practicable. To the extent the depositary deems distribution of such securities or property not to be feasible, the depositary may, after consultation with Diageo, adopt any method that it reasonably deems to be equitable and practical, including but not limited to the sale of such securities or property and distribution of any net proceeds in the same way that cash is distributed.

      Any US dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents (fractional cents will be rounded to the nearest whole cent).

      The depositary may choose any practical method of distribution for any specific ADR holder, including the distribution of securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities.

      There can be no assurances that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

      The depositary will deliver ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. In the case of the ADSs to be issued under a prospectus supplement, Diageo may arrange with the underwriters named therein to deposit such ordinary shares if and as provided in the prospectus supplement.

      Ordinary shares deposited with the custodian must also be accompanied by certain documents, including instruments showing that such ordinary shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

      The custodian will hold all deposited ordinary shares for the account of the depositary. ADR holders thus have no direct ownership interest in the ordinary shares and only have such rights as are contained in the deposit agreement. The deposited shares and any other securities, property or cash received by the depositary or the custodian and held under the deposit agreement are referred to as deposited securities.

      Upon each deposit of ordinary shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will execute and deliver ADRs in the name of the person entitled thereto evidencing the number of ADSs to which such person is entitled. ADRs will be delivered at the depositary’s New York office.

      When you turn in your ADR at the depositary’s office, the depositary will, upon payment of certain applicable fees, charges and taxes, and upon receipt of proper instructions, deliver the underlying ordinary shares to you. At your risk, expense and request, the depositary will deliver deposited securities at its New York office if feasible.

      The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing Diageo’s transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any US or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

      This right of withdrawal may not be limited by any other provision of the deposit agreement.

Voting Rights

      If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the ordinary shares which underlie your ADRs. After receiving voting materials from Diageo, the depositary will, if Diageo asks it to, notify the ADR holders of any shareholder meeting or solicitation of consents for proxies. This notice will describe how you may instruct the depositary to exercise the voting rights for the ordinary shares which underlie your ADSs, including complying with the requirements that your name be placed on Diageo’s register and that you deliver your ADRs to the depositary for holding pending the conclusion of the meeting. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to English law and the provisions of Diageo’s articles of association, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will not vote or attempt to exercise the right to vote that attaches to the shares or other deposited securities, other than in accordance with your instructions or deemed instructions. If the depositary does not receive instructions from you on or before the specified date, the depositary will deem you to have instructed it to give a discretionary proxy to a person designated by Diageo to vote such deposited securities.

      However, we cannot assure you that you will receive our voting materials in time for you to give the depositary instructions to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions to vote the deposited securities, if, for example, the instructions are not received in time to vote the amount of the deposited securities or if English or other applicable laws prohibit such voting.

Record Dates

      The depositary may fix record dates for the determination of the ADR holders who will be:

•	entitled to receive a dividend, distribution or rights, or

•	entitled to give instructions for the exercise of voting rights at a meeting of holders of ordinary shares or other deposited securities subject to the limitations discussed under “— Voting Rights” above, all subject to the provisions of the deposit agreement.

Reports and Other Communications

      The depositary will make available for inspection by ADR holders any reports and communications from Diageo that are both received by the depositary as holder of deposited securities and made generally available by us to the holders of deposited securities. Upon the request of Diageo, the depositary will send to you copies of reports furnished by Diageo pursuant to the deposit agreement.

Fees and Expenses

      ADR holders will be charged a fee for each issuance of ADRs, including issuances resulting from distributions of ordinary shares, rights and other property, and for each surrender of ADRs in exchange for deposited securities, including if the deposit agreement terminates. The fee in each case is $5.00 for each 100 ADSs (or any portion thereof) issued or surrendered. ADR holders or persons depositing ordinary shares may also be charged the following expenses:

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

•	expenses of the depositary in connection with the conversion of foreign currency into US dollars.

Payment of Taxes

      ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may deduct the amount thereof from any cash distributions, or sell deposited securities and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations). If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled to them.

Reclassifications, Recapitalizations and Mergers

      If Diageo takes actions that affect the deposited securities, including any change in par value, split-up, consolidation or other reclassification of deposited securities or any recapitalization, reorganization, merger, consolidation, sale of assets or other similar action, then the depositary may, and will if Diageo asks it to:

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property it has received in connection with such actions; or

•	sell any securities or property received and distribute the proceeds as cash.

      If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

      Diageo may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges (except for taxes and other charges specifically payable by ADR holders under the deposit agreement), or affects any substantial existing right of ADR holders. If an ADR holder continues to hold ADRs when an amendment has become effective such ADR holder is deemed to agree to such amendment.

      No amendment will impair your right to surrender your ADSs and receive the underlying securities except to comply with mandatory provisions of applicable law.

      The depositary will terminate the deposit agreement if Diageo asks it to do so. The depositary may also terminate the deposit agreement if the depositary has told Diageo that it would like to resign and Diageo has not appointed a new depositary bank within 180 days. In either case, the depositary must notify you at least 90 days before termination. After termination, the depositary’s only responsibility will be (i) to advise you that the deposit agreement is terminated, (ii) to collect distributions on the deposited securities (iii) to sell rights and other property, and (iv) to deliver shares and other deposited securities upon cancellation of the ADRs. At any time after the expiration of one year from the termination date, the depositary may sell the deposited securities which remain and hold the net proceeds of such sales and any other cash it is holding under the deposit agreement, without liability for interest, for the pro rata benefit of ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash. The depositary will not be required to invest such proceeds or pay interest on them.

Limitations on Obligations and Liability to ADR holders

      The deposit agreement expressly limits the obligations and liability of the depositary, Diageo and their respective agents. Neither Diageo nor the depositary will be liable if:

•	law, regulation, the provisions of or governing any deposited securities, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement or the ADRs provide shall be done or performed by it;

•	it exercises or fails to exercise discretion permitted under the deposit agreement or the ADR;

•	it performs its obligations specifically set forth in the deposit agreement without negligence or bad faith; or

•	it takes any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information.

      In the deposit agreement, Diageo agrees to indemnify The Bank of New York for acting as depositary, except for losses caused by The Bank of New York’s own negligence or bad faith, and The Bank of New York agrees to indemnify Diageo for losses resulting from its negligence or bad faith.

      The depositary will not be responsible for failing to carry out instructions to vote the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote.

      The depositary may own and deal in deposited securities and in ADSs.

Disclosure of Interests

      Diageo may request that you provide such information as it may request in a notice pursuant to the Companies Act, as described above under “Description of Ordinary Shares — Disclosure of Interests in Diageo’s Shares”. In addition, you must comply with the provisions of the Companies Act with regard to the notification to Diageo of interests in Diageo’s shares, as described above under “Description of Ordinary Shares — Disclosure of Interests in Diageo’s Shares”.

Requirements for Depositary Actions

      Before the depositary will deliver or register a transfer of an ADR, make a distribution on an ADR, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charge and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

      The depositary may refuse to deliver ADRs or register transfers of ADRs generally if the register for ADRs or any deposited securities are closed or at any time or if the depositary or Diageo thinks it advisable to do so.

Books of Depositary

      The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs. You may inspect such records at such office during regular business hours, but solely for the purpose of communicating with other holders in the interest of business matters relating to the deposit agreement.

      The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time when the depositary considers it expedient to do so.

Pre-release of ADSs

      The depositary may deliver ADRs prior to the deposit of ordinary shares with the custodian. This is called a pre-release of the ADRs. A pre-release is closed out as soon as the underlying ordinary shares (or other ADRs) are delivered to the depositary. The depositary may pre-release ADRs only if:

•	the depositary has received collateral for the full market value of the pre-released ADRs;

•	the depositary is able to close out the pre-release on not more than five business days’ notice; and

•	the person to whom the pre-release is being made represents in writing that it:

•	owns the underlying ordinary shares;

•	assigns all rights in such ordinary shares to the depositary; and

•	holds such ordinary shares for the account of the depositary.

      In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

The Depositary

      The Bank of New York, a “banking organization” within the meaning of the New York Banking Law, is a commercial bank offering a wide range of banking and trust services to its customers in the New York metropolitan area, throughout the United States and around the world.

CLEARANCE AND SETTLEMENT

      Securities we issue may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by DTC in the United States, Clearstream Banking, société anonyme, or Clearstream, Luxembourg, in Luxembourg and Euroclear Bank S.A./ N.V. or Euroclear, in Brussels, Belgium. These systems have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

      Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for securities we issue in global form will be made in US dollars, these procedures can be used for cross-market transfers and the securities will be cleared and settled on a delivery against payment basis.

      Cross-market transfers of securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities. Investors in securities that are issued outside of the United States, its territories and possessions must initially hold their interests through Euroclear, Clearstream, Luxembourg or the clearance system that is described in the applicable prospectus supplement.

      The policies of DTC, Clearstream, Luxembourg, Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. This is also true for any other clearance system that may be named in a prospectus supplement.

      We have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.

      DTC, Clearstream, Luxembourg, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

      The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The Clearing Systems

DTC

      DTC has advised us as follows:

•	DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

•	DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of certificates.

•	Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

•	Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that have relationships with participants.

•	The rules applicable to DTC and DTC participants are on file with the SEC.

Clearstream, Luxembourg

      Clearstream, Luxembourg has advised us as follows:

•	Clearstream, Luxembourg is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).

•	Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry changes to the accounts of its customers. This eliminates the need for physical movement of certificates.

•	Clearstream, Luxembourg provides other services to its participants, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities. It interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships.

•	Clearstream, Luxembourg’s customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include professional financial intermediaries. Its US customers are limited to securities brokers and dealers and banks.

•	Indirect access to the Clearstream, Luxembourg system is also available to others that clear through Clearstream, Luxembourg customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear

      Euroclear has advised us as follows:

•	Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financière) and the National Bank of Belgium (Banque Nationale de Belgique).

•	Euroclear holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates.

•	Euroclear provides other services to its customers, including credit custody, lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several other countries.

•	Euroclear customers include banks, including central banks, securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other professional financial intermediaries.

•	Indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have relationships with Euroclear customers.

•	All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

Other Clearing Systems

      We may choose any other clearing system for a particular series of securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

Primary Distribution

      The distribution of the securities will be cleared through one or more of the clearing systems that we have described above or any other clearing system that is specified in the applicable prospectus supplement. Payment for securities will be made on a delivery versus payment or free delivery basis. These payment procedures will be more fully described in the applicable prospectus supplement.

      Clearance and settlement procedures may vary from one series of securities to another according to the currency that is chosen for the specific series of securities. Customary clearance and settlement procedures are described below.

      We will submit applications to the relevant system or systems for the securities to be accepted for clearance. The clearance numbers that are applicable to each clearance system will be specified in the prospectus supplement.

Clearance and Settlement Procedures — DTC

      DTC participants that hold securities through DTC on behalf of investors will follow the settlement practices applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System, or such other procedures as are applicable for other securities.

      Securities will be credited to the securities custody accounts of these DTC participants against payment in same-day funds, for payments in US dollars, on the settlement date. For payments in a currency other than US dollars, securities will be credited free of payment on the settlement date.

Clearance and Settlement Procedures — Euroclear and Clearstream, Luxembourg

      We understand that investors that hold their securities through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form for debt securities, or such other procedures as are applicable for other securities.

      Securities will be credited to the securities custody accounts of Euroclear and Clearstream, Luxembourg participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

Secondary Market Trading

Trading between DTC Participants

      Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System for debt securities, or such other procedures as are applicable for other securities.

      If payment is made in US dollars, settlement will be in same-day funds. If payment is made in a currency other than US dollars, settlement will be free of payment. If payment is made other than in US Dollars, separate payment arrangements outside of the DTC system must be made between the DTC participants involved.

Trading between Euroclear and/or Clearstream, Luxembourg Participants

      We understand that secondary market trading between Euroclear and/or Clearstream, Luxembourg participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form for debt securities, or such other procedures as are applicable for other securities.

Trading between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

      A purchaser of securities that are held in the account of a DTC participant must send instructions to Euroclear or Clearstream, Luxembourg at least one business day prior to settlement. The instructions will provide for the transfer of the securities from the selling DTC participant’s account to the account of the purchasing Euroclear or Clearstream, Luxembourg participant. Euroclear or Clearstream, Luxembourg, as the case may be, will then instruct the common depositary for Euroclear and Clearstream, Luxembourg to receive the securities either against payment or free of payment.

      The interests in the securities will be credited to the respective clearing system. The clearing system will then credit the account of the participant, following its usual procedures. Credit for the securities will appear on the next day, European time. Cash debit will be back-valued to, and the interest on the securities will accrue from, the value date, which would be the preceding day, when settlement occurs in New York. If the trade fails and settlement is not completed on the intended date, the Euroclear or Clearstream, Luxembourg cash debit will be valued as of the actual settlement date instead.

      Euroclear participants or Clearstream, Luxembourg participants will need the funds necessary to process same-day funds settlement. The most direct means of doing this is to preposition funds for settlement, either from cash or from existing lines of credit, as for any settlement occurring within Euroclear or Clearstream, Luxembourg. Under this approach, participants may take on credit exposure to Euroclear or Clearstream, Luxembourg until the securities are credited to their accounts one business day later.

      As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to them, participants can choose not to preposition funds and will instead allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear participants or Clearstream, Luxembourg participants purchasing securities would incur overdraft charges for one business day (assuming they cleared the overdraft as soon as the securities were credited to their accounts). However, interest on the securities would accrue from the value date. Therefore, in many cases, the investment income on securities that is earned during that one business day period may substantially reduce or offset the amount of the overdraft charges. This result will, however, depend on each participant’s particular cost of funds.

      Because the settlement will take place during New York business hours, DTC participants will use their usual procedures to deliver securities to the depositary on behalf of Euroclear participants or Clearstream, Luxembourg participants. The sale proceeds will be available to the DTC seller on the settlement date. For the DTC participants, then, a cross-market transaction will settle no differently than a trade between two DTC participants.

Special Timing Considerations

      You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the securities through Clearstream, Luxembourg and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

      In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States. US investors who wish to transfer their interests in the securities, or to receive or make a payment or delivery of the securities, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

CERTAIN US FEDERAL AND UK TAX CONSIDERATIONS

United States Taxation of Shares and ADSs

      This section describes the material United States federal income tax consequences of owning shares or ADSs. It applies to you only if you acquire your shares or ADSs in the offering or offerings contemplated by this prospectus and you hold your shares or ADSs as capital assets for tax purposes. This section is the opinion of Sullivan & Cromwell, US counsel to the issuer. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a tax-exempt organization,

•	a life insurance company,

•	a person liable for alternative minimum tax,

•	a person that actually or constructively owns 10% or more of the voting stock of Diageo,

•	a person that holds shares or ADSs as part of a straddle or a hedging or conversion transaction, or

•	a person whose functional currency is not the US dollar.

      This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations, published rulings and court decisions, all as currently in effect, as well as on the Convention Between the United States of America and the United Kingdom (the “Treaty”). These laws are subject to change, possibly on a retroactive basis. In addition, this section is based in part upon the representations of the Depositary and the assumption that each obligation in the Deposit Agreement and any related agreement will be performed in accordance with its terms.

      You are a US holder if you are a beneficial owner of shares or ADSs and you are for United States federal income tax purposes:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

      A “non-US holder” is a beneficial owner of shares or ADSs that is not a United States person for United States federal income tax purposes.

You should consult your own tax advisor regarding the United States federal, state and local and other tax consequences of owning and disposing of ordinary shares and ADSs in your particular circumstances.

      In general, and taking into account the earlier assumptions, for United States federal income tax purposes, if you hold ADRs evidencing ADSs, you will be treated as the owner of the ordinary shares represented by those ADSs. Exchanges of ordinary shares for ADSs, and ADSs for ordinary shares, generally will not be subject to United States federal income tax.

Taxation of Dividends

      US Holders. Under the United States federal income tax laws, and subject to the passive foreign investment company, or PFIC, rules discussed below, if you are a US holder, you must include in your gross income the gross amount of any dividend paid by Diageo out of its current or accumulated earnings and profits (as determined for United States federal income tax purposes). You must include any United Kingdom tax withheld from the dividend payment in this gross amount even though you do not in fact receive it. The dividend is ordinary income that you must include in income when you, in the case of shares, or the Depositary, in the case of ADSs, receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. The amount of the dividend distribution that you must include in your income as a US holder will be the US dollar value of the pence payments made, determined at the spot United Kingdom pence/ US dollar rate on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into US dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include the dividend payment in income to the date you convert the payment into US dollars will be treated as ordinary income or loss. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. Distributions in excess of current and accumulated earnings and profits, as determined for United States federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the shares or ADSs and thereafter as capital gain.

      Subject to certain limitations, the United Kingdom tax withheld in accordance with the Treaty and paid over to the United Kingdom will be creditable against your United States federal income tax liability.

      On July 24, 2001, the United States of America and the United Kingdom signed a new income tax treaty (the “New Treaty”) that, if ratified, would replace the Treaty. The New Treaty would make a number of important changes. In particular, under the New Treaty, US holders would not be entitled to the Tax Credit Amount (as defined below under “United Kingdom Taxation of Shares and ADSs — Taxation of Dividends — US Holders” and accordingly there would be no imposition of UK withholding tax and no associated United States foreign tax credit. The New Treaty would generally be effective, in respect of taxes withheld at source, for amounts paid or credited on or after the first day of the second month after the New Treaty is ratified. Other provisions of the New Treaty would take effect on the first of January next following the date of ratification. If the New Treaty is ratified, the rules of the Treaty would remain in effect until the effective dates described above. However, a US holder would be entitled to elect to have the Treaty apply in its entirety for a period of twelve months after the effective dates of the New Treaty.

      Dividends will be income from sources outside the United States, but generally will be “passive income” or “financial services income” which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to you.

      Non-US Holders. If you are a non-US holder, dividends paid to you in respect of shares or ADSs will not be subject to United States federal income tax unless the dividends are “effectively connected” with your conduct of a trade or business within the United States, and the dividends are attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis. In such cases you generally will be taxed in the same manner as a US holder. If you are a corporate non-US holder, “effectively connected” dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

     Taxation of Capital Gains

      US Holders. Subject to the PFIC rules discussed below, if you are a US holder and you sell or otherwise dispose of your shares or ADSs, you will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the US dollar value of the amount that you realize and your tax basis, determined in US dollars, in your shares or ADSs. Capital gain of a noncorporate US holder is generally taxed at a maximum rate of 20% where the property is held more than one year, and 18% where the property is held for more than five years. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

      Non-US Holders. If you are a non-US holder, you will not be subject to United States federal income tax on gain recognized on the sale or other disposition of your shares or ADSs unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis, or

•	you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

      If you are a corporate non-US holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

     PFIC Rules

      We believe that shares and ADSs should not be treated as stock of a PFIC for United States federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change. If we were to be treated as a PFIC, unless a US holder elects to be taxed annually on a mark-to-market basis with respect to the shares or ADSs, gain realized on the sale or other disposition of your shares or ADSs would in general not be treated as capital gain. Instead, if you are a US holder, you would be treated as if you had realized such gain and certain “excess distributions” ratably over your holding period for the shares or ADSs and would be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year.

     Backup Withholding and Information Reporting

      If you are a noncorporate US holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	dividend payments or other taxable distributions made to you within the United States, and

•	the payment of proceeds to you from the sale of shares or ADSs effected at a United States office of a broker.

      Additionally, backup withholding may apply to such payments if you are a noncorporate US holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

      If you are a non-US holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments made to you outside the United States by Diageo or another non-United States payor and

•	other dividend payments and the payment of the proceeds from the sale of shares or ADSs effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax and the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished the payor or broker:

•	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with US Treasury regulations, or

•	you otherwise establish an exemption.

      Payment of the proceeds from the sale of shares or ADSs effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of shares or ADSs that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in US Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

      In addition, a sale of shares or ADSs effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “US persons”, as defined in US Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

      You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the United States Internal Revenue Service.

United States Taxation of Warrants

      A prospectus supplement will describe, if applicable, the US federal income tax consequences of your ownership of warrants and any equity or debt securities issued together with the warrants.

United States Taxation of Debt Securities

      This discussion describes the principal United States federal income tax consequences of owning the debt securities described in this prospectus. It is the opinion of Sullivan & Cromwell, US counsel to the issuers. It applies to you only if you acquire debt securities in the offering or offerings contemplated by this prospectus and you own your debt securities as capital assets for tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a person that owns debt securities that are a hedge or that are hedged against interest rate or currency risks;

•	a person that owns debt securities as part of a straddle or conversion transaction for tax purposes; or

•	a person whose functional currency for tax purposes is not the US dollar.

      This discussion deals only with debt securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning debt securities that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement. This discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to in this discussion as the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the consequences of owning these debt securities in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

     United States Holders

      This section describes the tax consequences to a “United States holder”. A United States holder is a beneficial owner of a debt security that is:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you, and you should see the sections entitled “United States Alien Holders (Diageo Investment)” and “United States Alien Holders (Diageo or Diageo Capital)” below for information that may apply to you.

      Payments of Interest. Except as described below in the case of interest on a “discount debt security” that is not “qualified stated interest”, each as defined later under “Original Issue Discount — General”, you will be taxed on any interest on your debt security, whether payable in US dollars or a currency, composite currency or basket of currencies other than US dollars, as ordinary income at the time you receive the interest or at the time it accrues, depending on your method of accounting for tax purposes. We refer to a currency, composite currency or basket of currencies other than US dollars as foreign currency throughout this section.

      Interest paid on, and original issue discount (as described later under “Original Issue Discount”), if any, accrued with respect to the debt securities that are issued by Diageo Capital constitutes income from sources outside the United States, but, with certain exceptions, will be “passive” or “financial services” income, which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to a United States Holder.

      Cash Basis Taxpayers. If you are a taxpayer that uses the “cash receipts and disbursements” method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the US dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into US dollars.

      Accrual Basis Taxpayers. If you are a taxpayer that uses the accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year).

      If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period (or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year). Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into US dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you own at the beginning of the first taxable year to which the election applies and to all debt instruments that you thereafter acquire. You may not revoke this election without the consent of the Internal Revenue Service.

      When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your debt security, denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into US dollars.

      Original Issue Discount. General. If you own a debt security, other than a debt security with a term of one year or less, referred to as a “short-term debt security”, it will be treated as issued at an original issue discount, referred to as a “discount debt security”, if the debt security’s “stated redemption price at maturity” exceeds its “issue price” by more than a “de minimis amount”. All three terms are defined below. Generally, a debt security’s “issue price” will be the first price at which a substantial amount of debt securities included in the issue of which the debt security is a part are sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A debt security’s “stated redemption price at maturity” is the total of all payments provided by the debt security that are not payments of “qualified stated interest”. Generally, an interest payment on a debt security is “qualified stated interest” if it is part of a series of stated interest payments on a debt security that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the debt security. There are special rules for “variable rate debt securities” that we discuss below under “Variable Rate Debt Securities”.

      In general, your debt security is not a discount debt security if the amount by which its “stated redemption price at maturity” exceeds its “issue price” is less than  1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity, referred to as the “de minimis amount”. Your debt security will have “de minimis original issue discount” if the amount of the excess is less than the de minimis amount. If your debt security has “de minimis original issue discount”, you must include it in income as stated principal payments are made on the debt security, unless you make the election described below under “Election to Treat All Interest as Original Issue Discount”. You can determine the includible amount with respect to each such payment by multiplying the total amount of your debt security’s de minimis original issue discount by a fraction equal to:

•	the amount of the principal payment made

      divided by:

•	the stated principal amount of the debt security.

      Inclusion of Original Issue Discount in Income. Generally, if your discount debt security matures more than one year from its date of issue, you must include original issue discount, referred to as “OID”, in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your discount debt security. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount debt security for each day during the taxable year or portion of the taxable year that you own your discount debt security, referred to as “accrued OID”. You can determine the daily portion by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount debt security and you may vary the length of each accrual period over the term of your discount debt security. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on your discount debt security must occur on either the first or final day of an accrual period.

      You can determine the amount of OID allocable to an accrual period by:

•	multiplying your discount debt security’s adjusted issue price at the beginning of the accrual period by your debt security’s yield to maturity, and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your debt security allocable to the accrual period.

      You must determine the discount debt security’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount debt security’s adjusted issue price at the beginning of any accrual period by:

•	adding your discount debt security’s issue price and any accrued OID for each prior accrual period, and then

•	subtracting any payments previously made on your discount debt security that were not qualified stated interest payments.

      If an interval between payments of qualified stated interest on your discount debt security contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

      The amount of OID allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your debt security (other than any payment of qualified stated interest); and

•	your debt security’s adjusted issue price as of the beginning of the final accrual period.

      Acquisition Premium. If you purchase your debt security for an amount that is less than or equal to the sum of all amounts (other than qualified stated interest) payable on your debt security after the purchase date but is greater than the amount of your debt security’s adjusted issue price (as determined above under “General”), the excess is “acquisition premium”. If you do not make the election described below under “Election to Treat All Interest as Original Issue Discount”, then you must reduce the daily portions of OID by an amount equal to:

•	the excess of your adjusted basis in the debt security immediately after purchase over the adjusted issue price of your debt security divided by:

•	the excess of the sum of all amounts payable (other than qualified stated interest) on your debt security after the purchase date over your debt security’s adjusted issue price.

      Market Discount. You will be treated as if you purchased your debt security, other than a short-term debt security, at a market discount and your debt security will be a “market discount debt security” if:

•	you purchase your debt security for less than its issue price (as determined above under “General”); and

•	your debt security’s stated redemption price at maturity or, in the case of a discount debt security, the debt security’s “revised issue price”, exceeds the price you paid for your debt security by at least 1/4 of 1 percent of your debt security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security’s maturity.

      To determine the “revised issue price” of your debt security for these purposes, you generally add any OID that has accrued on your debt security to its “issue price”.

      If your debt security’s stated redemption price at maturity or, in the case of a discount debt security, its “revised issue price”, does not exceed the price you paid for the debt security by  1/4 of 1 percent multiplied by the number of complete years to the debt security’s maturity, the excess constitutes “de minimis market discount”, and the rules that we discuss below are not applicable to you.

      If you recognize gain on the maturity or disposition of your market discount debt security, you must treat it as ordinary income to the extent of the accrued market discount on your debt security. Alternatively, you may elect to include market discount in income currently over the life of your debt security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. You will accrue market discount on your market discount debt security on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election to accrue market discount using a constant-yield method, it will apply only to the debt security with respect to which it is made and you may not revoke it.

      If you own a market discount debt security and do not elect to include market discount in income currently, you will generally be required to defer deductions for interest on borrowings allocable to your debt security in an amount not exceeding the accrued market discount on your debt security until the maturity or disposition of your debt security.

      Pre-Issuance Accrued Interest. An election can be made to decrease the issue price of your debt security by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your debt security is attributable to pre-issuance accrued interest;

•	the first stated interest payment on your debt security is to be made within one year of your debt security’s issue date; and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

      If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your debt security.

      Debt Securities Subject to Contingencies Including Optional Redemption. Your debt security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies (other than a remote or incidental contingency), whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your debt security by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, and

•	one of such schedules is significantly more likely than not to occur.

      If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), you must include income on your debt security in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement.

      Notwithstanding the general rules for determining yield and maturity, if your debt security is subject to contingencies, and either you or the issuer have an unconditional option or options that, if exercised, would require payments to be made on the debt security under an alternative payment schedule or schedules, then:

•	in the case of an option or options that the issuer may exercise, the issuer will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your debt security; and

•	in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your debt security.

      If both you and the issuer hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your debt security for the purposes of those calculations by using any date on which your debt security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your debt security as the principal amount payable at maturity.

      If a contingency (including the exercise of an option) actually occurs or does not occur contrary to an assumption made according to the above rules, referred to as a “change in circumstances”, then, except to the extent that a portion of your debt security is repaid as a result of the change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your debt security by treating your debt security as having been retired and reissued on the date of the change in circumstances for an amount equal to your debt security’s adjusted issue price on that date.

      Election to Treat All Interest as Original Issue Discount. You may elect to include in gross income all interest that accrues on your debt security using the constant-yield method described above under the heading “Inclusion of Original Issue Discount in Income”, with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under “Debt Securities Purchased at a Premium”) or acquisition premium.

      If you make this election for your debt security, then, when you apply the constant-yield method:

•	the “issue price” of your debt security will equal your cost;

•	the issue date of your debt security will be the date you acquired it; and

•	no payments on your debt security will be treated as payments of qualified stated interest.

      Generally, this election will apply only to the debt security for which you make it; however, if the debt security for which this election is made has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) that you own as of the beginning of the taxable year in which you acquire the debt security for which you made this election or which you acquire thereafter. Additionally, if you make this election for a market discount debt security, you will be treated as having made the election discussed above under “Market Discount” to include market discount in income currently over the life of all debt instruments that you currently own or thereafter acquire. You may not revoke any election to apply the constant-yield method to all interest on a debt security or the deemed elections with respect to amortizable bond premium or market discount debt securities without the consent of the Internal Revenue Service.

      Variable Rate Debt Securities. Your debt security will be a “variable rate debt security” if:

•	your debt security’s “issue price” does not exceed the total noncontingent principal payments by more than the lesser of:

•	.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date; or

•	15 percent of the total noncontingent principal payments; and

•	your debt security provides for stated interest (compounded or paid at least annually) only at:

•	one or more “qualified floating rates”;

•	a single fixed rate and one or more qualified floating rates;

•	a single “objective rate”; or

•	a single fixed rate and a single objective rate that is a “qualified inverse floating rate”.

      Your debt security will have a variable rate that is a “qualified floating rate” if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your debt security is denominated; or

•	the rate is equal to such a rate multiplied by either:

•	a fixed multiple that is greater than 0.65 but not more than 1.35; or

•	a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

•	the value of the rate on any date during the term of your debt security is set no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.

      If your debt security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the debt security, the qualified floating rates together constitute a single qualified floating rate.

      Your debt security will not have a qualified floating rate, however, if the rate is subject to certain restrictions, including caps, floors, governors, or other similar restrictions, unless such restrictions are fixed throughout the term of the debt security or are not reasonably expected to significantly affect the yield on the debt security.

      Your debt security will have a variable rate that is a single “objective rate” if:

•	the rate is not a qualified floating rate;

•	the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party; and

•	the value of the rate on any date during the term of your debt security is set no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.

      Your debt security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your debt security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your debt security’s term.

      An objective rate as described above is a “qualified inverse floating rate” if:

•	the rate is equal to a fixed rate minus a qualified floating rate; and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

      Your debt security will also have a single qualified floating rate or an objective rate if interest on your debt security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the debt security that do not differ by more than 0.25 percentage points; or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

      In general, if your variable rate debt security provides for stated interest at a single qualified floating rate or objective rate, all stated interest on your debt security is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for your debt security.

      If your variable rate debt security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate, other than at a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your debt security by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate debt security;

•	constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above;

•	determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument; and

•	adjusting for actual variable rates during the applicable accrual period.

      When you determine the fixed rate substitute for each variable rate provided under the variable rate debt security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your debt security.

      If your variable rate debt security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate, other than at single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate debt security will be treated, for purposes of the first three steps of the determination, as if your debt security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate debt security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

      Short-Term Debt Securities. In general, if you are an individual or other cash basis United States holder of a short-term debt security, you are not required to accrue OID (as specially defined below for the purposes of this paragraph) for US federal income tax purposes unless you elect to do so. However, you may be required to include any stated interest in income as you receive it. If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term debt securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term debt security will be ordinary income to the extent of the OID accrued on a straight-line basis, unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term debt securities, you will be required to defer deductions for interest on borrowings allocable to your short-term debt securities in an amount not exceeding the deferred income until the deferred income is realized.

      When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term debt security, including stated interest, in your short-term debt security’s stated redemption price at maturity.

      Foreign Currency Discount Debt Securities. You must determine OID for any accrual period on your discount debt security if it is denominated in, or determined by reference to, a foreign currency in the foreign currency and then translate the amount of OID into US dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described under “Payments of Interest”. You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your debt security.

      Debt Securities Purchased at a Premium. If you purchase your debt security for an amount in excess of all amounts payable on the debt security after the acquisition date, other than payments of qualified stated interest, you may elect to treat the excess as “amortizable bond premium”. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your debt security by the amount of amortizable bond premium allocable, based on your debt security’s yield to maturity, to that year. If your debt security is denominated in, or determined by reference to, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your debt security when your amortized bond premium offsets your interest income is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments, the interest on which is excludible from gross income, that you own at the beginning of the first taxable year to which the election applies, and to all debt instruments that you thereafter acquire, and you may not revoke it without the consent of the Service. See also “Election to Treat All Interest as Original Issue Discount”.

      Purchase, Sale and Retirement of the Debt Securities. Your tax basis in your debt security will generally be the US dollar cost, as defined below, of your debt security, adjusted by:

•	adding any OID or market discount, de minimis original issue discount and de minimis market discount previously included in income with respect to your debt security, and then

•	subtracting the amount of any payments on your debt security that are not qualified stated interest payments and the amount of any amortizable bond premium applied to reduce interest on your debt security.

      If you purchase your debt security with foreign currency, the US dollar cost of your debt security will generally be the US dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer (or an accrual basis taxpayer if you so elect), and your debt security is traded on an established securities market, as defined in the applicable Treasury regulations, the US dollar cost of your debt security will be the US dollar value of the purchase price on the settlement date of your purchase.

      You will generally recognize gain or loss on the sale or retirement of your debt security equal to the difference between the amount you realize on the sale or retirement and your tax basis in your debt security. If your debt security is sold or retired for an amount in foreign currency, the amount you realize will be the US dollar value of such amount on:

•	the date payment is received, if you are a cash basis taxpayer and the debt securities are not traded on an established securities market, as defined in the applicable Treasury regulation;

•	the date of disposition, if you are an accrual basis taxpayer; or

•	the settlement date for the sale, if you are a cash basis taxpayer (or an accrual basis United States holder that so elects) and the debt securities are traded on an established securities market, as defined in the applicable Treasury regulation.

      You will recognize capital gain or loss when you sell or retire your debt security, except to the extent:

•	attributable to changes in exchange rates as described in the next paragraph;

•	described above under “Original Issue Discount — Short-Term Debt Securities” or “Original Issue Discount — Market Discount”;

•	attributable to accrued but unpaid interest; or

•	the rules governing contingent payment obligations apply.

      Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 20% for property held more than one year and 18% for property held more than five years.

      You must treat any portion of the gain or loss that you recognize on the sale or retirement of a debt security as ordinary income or loss to the extent attributable to changes in exchange rates. However, you only take exchange gain or loss into account to the extent of the total gain or loss you realize on the transaction.

      Exchange of Amounts in Other Than US Dollars. If you receive foreign currency as interest on your debt security or on the sale or retirement of your debt security, your tax basis in the foreign currency will equal its US dollar value when the interest is received or at the time of the sale or retirement. If you purchase foreign currency, you generally will have a tax basis equal to the US dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase debt securities or exchange it for US dollars, any gain or loss recognized generally will be ordinary income or loss.

      Indexed Debt Securities. The applicable prospectus supplement will discuss any special United States federal income tax rules with respect to debt securities the payments on which are determined by reference to any index and other debt securities that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate debt securities.

      United States Alien Holders (Diageo Investment). This section describes the tax consequences to a “United States alien holder” of debt securities issued by Diageo Investment. You are a United States Alien Holder if you are the beneficial owner of a debt security and are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation;

•	a foreign partnership; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a debt security.

      If you are a United States holder of debt securities issued by Diageo Investment, this section does not apply to you.

      This discussion assumes that the debt security is not subject to the rules of Section 871(h)(4)(A) of the Code, which relates to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party.

      Under present US federal income and estate tax law, and subject to the discussion of backup withholding below:

•	the issuer and its paying agents will not deduct US withholding tax from payments of principal, premium, if any, and interest, including OID, to you if, in the case of interest,

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the issuer entitled to vote;

•	you are not a controlled foreign corporation that is related to the issuer through stock ownership; and

•	the US payor does not have actual knowledge or reason to know that you are a United States person and:

a. you have furnished to the US payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

b. in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the US payor documentation that establishes your identity and your status as a non-United States person,

c. the US payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

i. a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

ii. a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service), or

iii. a US branch of a non-United States bank or of a non-United States insurance company,

and the withholding foreign partnership, qualified intermediary or US branch has received documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with US Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

d. the US payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

i. certifying to the US payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

ii. to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form, or

e. the US payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with US Treasury regulations; and

•	no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your debt security.

      Further, a debt security held by an individual, who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for US federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the issuer entitled to vote at the time of death; and

•	the income on the debt security would not have been effectively connected with a United States trade or business of the decedent at the same time.

      United States Alien Holders (Diageo or Diageo Capital). This section describes the tax consequences to a United States alien holder of debt securities issued by Diageo or Diageo Capital. If you are a United States holder of debt securities issued by Diageo or Diageo Capital, this section does not apply to you.

      Payments of Interest. Subject to the discussion of backup withholding below, payments of principal, premium, if any, and interest, including OID, on a debt security is exempt from US federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless:

•	you are an insurance company carrying on a US insurance business to which the interest is attributable, within the meaning of the Code; or

•	you both:

•	have an office or other fixed place of business in the United States to which the interest is attributable; and

•	derive the interest in the active conduct of a banking, financing or similar business within the United States.

      Purchase, Sale, Retirement and Other Disposition of the Debt Securities. You generally will not be subject to US federal income tax on gain realized on the sale, exchange or retirement of a debt security unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

      For purposes of the US federal estate tax, the debt securities will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

     Backup Withholding and Information Reporting (Diageo Investment)

      This section describes the backup withholding and information reporting relating to holders of debt securities issued by Diageo Investment.

      United States Holders. In general, if you are a noncorporate United States holder, the issuer and other payors are required to report to the Internal Revenue Service all payments of principal, any premium and interest on your debt security, and the accrual of OID on a discount debt security. In addition, the proceeds of the sale of your debt security before maturity within the United States will be reported to the US Internal Revenue Service. Additionally, backup withholding will apply to any payments, including payments of OID, if you fail to provide an accurate taxpayer identification number, or you are notified by the Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

      United States Alien Holders. In general, if you are a United States alien holder, payments of principal, premium or interest, including OID, made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “— United States Alien Holders (Diageo Investment)” are satisfied or you otherwise establish an exemption. However, we and other payors are required to report payments of interest on your debt securities on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of debt securities effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

•	the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

•	an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person, or

•	other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with US Treasury regulations, or

•	you otherwise establish an exemption.

      If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

      In general, payment of the proceeds from the sale of debt securities effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in US Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of debt securities effected at a United States office of a broker) are met or you otherwise establish an exemption.

      In addition, payment of the proceeds from the sale of debt securities effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “US persons”, as defined in US Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of debt securities effected at a United States office of a broker) are met or you otherwise establish an exemption.

     Backup Withholding and Information Reporting (Diageo or Diageo Capital)

      This section describes the backup withholding and information reporting requirements regarding holders of debt securities issued by Diageo or Diageo Capital.

      United States Holders. If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to payments of principal and interest on a debt security within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States.

      Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

      United States Alien Holders. If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	payments of principal and interest made to you outside the United States by the Company or another non-United States payor and

•	other payments of principal and interest, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with US Treasury regulations, or

•	you otherwise establish an exemption.

      Payment of the proceeds from the sale of debt securities issued by Diageo or Diageo Capital will have the same tax treatment as payments of the proceeds from the sale of debt securities issued by Diageo Investment described above.

United Kingdom Taxation of Shares and ADSs

      The following summary describes the material UK tax consequences of the acquisition, ownership and disposition of shares or ADSs issued by Diageo, but it does not purport to be a comprehensive description of all of the UK tax considerations that may be relevant to a decision to acquire such securities. It is the opinion of Slaughter and May, English counsel to Diageo. The summary is based on current UK tax legislation, current UK Inland Revenue practice and the terms of the UK/ US income tax treaty (the “Treaty”) and the New Treaty (as defined below), as appropriate, all of which are subject to change at any time, possibly with retrospective effect. In particular, the UK and the US have entered into a new income tax treaty (the “New Treaty”), which has now to be ratified by both the UK Parliament and the US Senate before its provisions enter into force. It is not known when these procedures will be completed.

      The summary only applies to persons who are the beneficial owners of their shares or ADSs and assumes that holders of ADSs will be treated as holders of the underlying ordinary shares. References to a US holder are to that term as described above under “— United States Taxation of Shares and ADSs”. The summary may not apply to special classes of shareholders or ADS holders, such as dealers in securities. Prospective purchasers of the shares or ADSs should consult their own tax advisors as to the UK, US or other tax consequences of the acquisition, ownership and disposition of shares or ADSs in their particular circumstances, including the applicability and effect of the Treaty and the New Treaty.

     Taxation of chargeable gains

     UK residents

      A disposal (or deemed disposal) of shares or ADSs by a shareholder, or holder of ADSs, who is resident or (in the case of an individual) ordinarily resident for tax purposes in the UK may, depending on the shareholder’s or ADS holder’s particular circumstances, and subject to any available exemption or relief, give rise to a chargeable gain or an allowable loss for the purposes of UK taxation on chargeable gains.

     Persons temporarily non-resident in the UK

      A shareholder or ADS holder who is an individual and who has, on or after March 17, 1998, ceased to be resident and ordinarily resident for tax purposes in the UK for a period of less than five years of assessment and who disposes of shares or ADSs during that period may be liable, in the tax year in which such shareholder or ADS holder begins to be resident and ordinarily resident again in the UK, to UK taxation on chargeable gains arising during his period of absence, subject to any available exemption or relief.

     Non-UK resident persons

      Subject to the provisions set out above in relation to temporary non-residents, shareholders or ADS holders who are neither resident nor (in the case of an individual) ordinarily resident in the UK will not normally be liable for UK tax on chargeable gains (or for any other UK tax upon a disposal or deemed disposal of shares or ADSs) unless they carry on a trade, profession or vocation in the UK through a branch or agency and the shares or ADSs are or have been used or held by or for the purposes of the branch or agency, in which case such shareholder or ADS holder might, depending on individual circumstances, be liable to UK tax on chargeable gains on any disposal (or deemed disposal) of shares of ADSs.

     Taxation of dividends

      Diageo will not be required to withhold tax at source when paying a dividend on the shares or ADSs.

     UK residents

      An individual shareholder or ADS holder who is resident in the UK for tax purposes will be entitled to a tax credit in respect of any dividend received from Diageo and will be taxable on the gross dividend, which is the aggregate of the dividend received and related tax credit. The value of the tax credit will be equal to one-ninth of the dividend received (and, therefore, 10% of the gross dividend). The gross dividend will be treated as an individual’s income and will be subject to tax at the individual’s marginal rate. The tax credit will, however, be treated as discharging the individual’s liability to income tax in respect of the gross dividend, unless and except to the extent that the gross dividend falls above the threshold for the higher rate of income tax. A UK resident individual shareholder or ADS holder who is liable to income tax at the higher rate will be subject to tax at the rate applicable to dividends for such shareholders or ADS holders (currently 32.5%) on the gross dividend. The tax credit will be set off against but will not fully discharge such shareholder’s or ADS holder’s tax liability on the gross dividend and he will have to pay additional tax equal to 22.5% of the gross dividend, being 25% of the dividend received, to the extent that such sum falls above the threshold for the higher rate of income tax.

      There will be no payment of the tax credit or any part of it to an individual whose liability to income tax on the dividend and the related tax credit is less than the tax credit, except where the individual holds the relevant shares through a personal equity plan or individual savings account and the dividend is received into such plan or account on or before April 5, 2004.

      UK resident shareholders or ADS holders who are not liable for UK tax on dividends, including pension funds and charities, will not be entitled to claim the tax credits in respect of dividends although charities will be entitled to a payment by the UK Inland Revenue of a specified proportion of any dividend paid by us to the charities on or before April 5, 2004, that proportion declining on a year by year basis.

      Subject to an exception for some insurance companies with overseas business, UK resident corporate shareholders or ADS holders will generally not be subject to corporation tax in respect of dividends received from Diageo, but will not be entitled to payment in respect of, or utilization of, any tax credit with respect to the dividends.

     US holders

      Under the Treaty, a US holder is entitled, in principle, to receive a payment from the UK Inland Revenue in respect of a dividend from Diageo in an amount equal to the tax credit (the “Tax Credit Amount”) to which a UK resident individual is generally entitled in respect of the dividend, as described under “— UK residents” above. However, that entitlement is subject to a deduction withheld under the Treaty. In this case, the amount of such deduction will equal to Tax Credit Amount, i.e. one-ninth of the dividend received. Therefore, a US holder will not receive any payment from the UK Inland Revenue in respect of a dividend from Diageo. An US holder will have no further UK tax to pay in respect of a dividend from Diageo.

      When the Treaty ceases to apply, a US holder will no longer be entitled to the Tax Credit Amount as described above (because the New Treaty does not provide for that entitlement). Instead, an Eligible US Holder will be in the same position as that set out in relation to “Other non-UK resident persons” below.

     Other non-UK resident persons

      In general, holders of shares or ADSs, other than Eligible US Holders, who are not resident for tax purposes in the UK and who receive a dividend from Diageo will not have any further UK tax to pay in respect of the dividend, but will not normally be able to claim any additional payment in respect of the dividend from the UK Inland Revenue under any applicable double tax treaty.

     Stamp duty and stamp duty reserve tax

      Any conveyance or transfer on sale or other disposal of shares will be subject to UK stamp duty or SDRT. The transfer on sale of shares will be liable to ad valorem UK stamp duty or SDRT, generally at the rate of 0.5% of the consideration paid (rounded up to the next multiple of £5 in the case of stamp duty). Stamp duty is usually the liability of the purchaser or transferee of the shares. An unconditional agreement to transfer such shares will be subject to SDRT, generally at the rate of 0.5% of the consideration paid, but such liability will be cancelled, or, if already paid, refunded, if the agreement is completed by a duly stamped transfer within six years of the agreement having become unconditional. SDRT is normally the liability of the purchaser or transferee of the shares.

      Where Diageo issues shares, or a holder of shares transfers such shares, to a depositary receipt issuer or to a person providing clearance services (or their nominee or agent), a liability for UK stamp duty or SDRT at the rate of 1.5% (rounded up to the next multiple of £5 in the case of the stamp duty) of either the issue price or, in the case of a transfer, the amount or value of the consideration for the transfer, or the value of the shares will arise.

      If any ADSs are cancelled, with the ordinary shares that they represent being transferred to the ADS holder, a liability for stamp duty may arise at the fixed rate of £5 per holding of ordinary shares.

      No liability for stamp duty or SDRT will arise on a transfer of ADSs, provided that any document that effects such transfer is not executed in the UK and that it remains at all subsequent times outside the UK. An agreement to transfer ADSs will not give rise to a liability for SDRT.

United Kingdom Taxation of Warrants

      A prospectus supplement will describe, if applicable, the UK federal income tax consequences of your ownership of warrants and any equity or debt securities issued together with the warrants.

United Kingdom Taxation of Debt Securities

      The following summary describes certain United Kingdom taxation implications of acquiring, holding or disposing of debt securities issued by Diageo, Diageo Capital or Diageo Investment. It is the opinion of Slaughter and May, English counsel to Diageo. The summary is based on current United Kingdom tax legislation, current United Kingdom Inland Revenue practice and the terms of the Treaty and the New Treaty (both as defined above), as appropriate, all of which are subject to change at any time, possibly with retrospective effect.

Please consult your own tax adviser concerning the consequences of owning these debt securities in your particular circumstances under UK law and the laws of any other taxing jurisdiction.

     Payments

      Payments of principal and interest on debt securities issued by Diageo Investment will not be subject to withholding or deduction for or on account of UK taxation. Payments of principal on the debt securities issued by Diageo or Diageo Capital in accordance with the procedures described beginning on page 8 under “Description Of Debt Securities And Guarantees — Additional Mechanics — Payment and Paying Agents” will not be subject to any deduction or withholding for or on account of UK taxation. Payments of interest on debt securities issued by Diageo or Diageo Capital, in accordance with the described procedure, will not be subject to withholding or deduction for or on account of UK taxation so long as such debt securities carry a right to interest and are listed on the New York Stock Exchange or any other “recognized stock exchange” within the meaning of Section 841 of the Income and Corporation Taxes Act 1988.

      In all other cases, payments will generally be made after deduction of tax at the lower rate, which is currently 20%. Certain holders of debt securities who are resident in the United States will generally be entitled to receive payments free of deductions on account of UK tax under the United Kingdom — United States double taxation treaty and may therefore be able to obtain a direction to that effect from the appropriate taxation authority in the United Kingdom. Holders of debt securities who are resident in other jurisdictions may also be able to receive payment free of deductions under an appropriate double taxation treaty and may be able to obtain a direction to that effect. However, such a direction will only be issued on prior application to the relevant tax authorities by the holder in question. If such a direction is not given, the person making the payment will be required to withhold tax, although a holder of debt securities resident in another jurisdiction who is entitled to relief may subsequently claim the amount withheld from the UK Inland Revenue.

      The interest on debt securities issued by Diageo or Diageo Capital will have a UK source and accordingly may be chargeable to UK tax by direct assessment. However, the interest will not be chargeable to UK tax in hands of person who is not resident for tax purposes in the UK unless that person carries on a trade, profession or vocation in the UK through a branch or agency in the UK in connection with which the interest is received or to which those debt securities are attributable. There are certain exceptions for interest received by certain categories of agents.

Guarantee Payments

      Any payments made by Diageo under the guarantee either to:

•	holders who beneficially own debt securities, or

•	either issuer to enable it to make payments of principal or interest in respect of the debt securities,

will have a UK source for UK tax purposes. Therefore recipients may be directly assessed for UK tax on the receipt of this payment. However, where a payment is made to a holder who is resident in another jurisdiction, the recipient will not be directly assessed for UK tax on that payment, unless such recipient carries on a trade, profession or vocation in the UK through a UK branch or agency in connection with which the interest is received or to which those debt securities are attributable, in which case (subject to exceptions for interest received by certain categories of agents) tax may be levied on the UK branch or agency.

      If a payment is made to an issuer, no withholding need be made nor UK tax deducted, provided an appropriate claim relating to that payment has been validly made and accepted by the UK Inland Revenue under the United States — United Kingdom double taxation treaty. It is also necessary for the following to be true:

•	the payment constitutes “interest”, as this term is defined in Article 11(3) of the treaty, or is exempt from taxation under Article 22 of the treaty;

•	the person beneficially entitled to that payment is entitled to and has claimed the benefit of the treaty in respect of the payment; and

•	Diageo has received from the UK Inland Revenue a direction under the treaty allowing the payment to be made without the deduction of UK tax.

Provision of Information

      Persons in the UK paying interest to or receiving interest on behalf of another person may be required to provide certain information to the UK Inland Revenue regarding the identity of the payee or person entitled to the interest and, in certain circumstances, such information may be exchanged with tax authorities in other countries.

Optional Tax Redemption

      In the earlier section entitled “Description Of Debt Securities And Guarantees — Special Situations — Optional Tax Redemption” we set out two situations in which the issuers may redeem any debt securities. As at the date of this prospectus, none of those situations applies in respect of UK taxation law. It is assumed that all reasonable measures will be taken to avoid the payment of additional amounts or any deduction or withholding.

Disposal (including Redemption)

      A holder of debt securities who is resident in another jurisdiction will not be liable to UK taxation in respect of a disposal (including redemption) of a debt security, any gain accrued in respect of a debt security or any change in the value of a debt security.

      This will be the case unless, at the time of the disposal, the holder carries on a trade, profession or vocation in the United Kingdom through a branch or agency and the debt security was used in or for the purposes of this trade, profession or vocation or acquired for the use and used by or for the purchases of the branch or agency. If the holder is a company resident in the United Kingdom, it will have to account for corporation tax in respect of both interest and all profits and gains arising from, and from any change in the value in, a debt security. If the holder is an individual resident in the United Kingdom, he may have to account for capital gains tax in respect of any gains arising on a disposal of a debt security, unless the debt securities are “qualifying corporate bonds” within the meaning of section 117 of the Taxation of Chargeable Gains Act 1992. If this is the case, neither chargeable gains nor allowable losses will arise on a disposal of the debt securities for the purposes of taxation of chargeable gains.

Inheritance Tax

      A holder of debt securities who is an individual domiciled outside the United Kingdom will generally not be liable to UK inheritance tax in respect of his holding of debt securities. This will be the case if a register of the debt securities is maintained outside the United Kingdom. If no register is maintained, there may be a liability to inheritance tax if the debt securities are held in the United Kingdom. If so, exemption from or reduction in any UK inheritance tax liability may be available for holders of debt securities who are resident in another jurisdiction under the Estate Tax Treaty made between the United Kingdom and the United States.

      Holders of debt securities who are resident in the United Kingdom may be liable to inheritance tax with respect of their holdings of debt securities.

Stamp Duty and Stamp Duty Reserve Tax

      No UK stamp duty or stamp duty reserve tax will generally be payable by a holder of debt securities on the creation, issue or redemption of the debt securities by either issuer.

      No liability for UK stamp duty or stamp duty reserve tax will arise on a transfer, or an agreement to transfer, of debt securities unless such securities carry:

•	a right of conversion into shares or other securities;

•	a right to interest, the amount of which is or was determined to any extent by reference to the results of, or of any part of, a business or to the value of any property;

•	a right to interest the amount of which exceeds a reasonable commercial return on the nominal amount of the capital; or

•	a right of repayment to an amount which exceeds the nominal amount of the capital and is not reasonably comparable with what is generally repayable (in respect of a similar nominal amount of capital) under the terms of issue of loan capital listed on the Official List of the London Stock Exchange.

Proposed European Union Directive on the Taxation of Savings

      On July 18, 2001 the EU Commission published a proposal for a new directive regarding the taxation of savings income. It is proposed that, subject to a number of important conditions being met, Member States will be required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in that other Member State, subject to the right of certain Member States (including Luxembourg but not including the UK) to opt instead for a withholding system for a transitional period in relation to such payments. The proposals are not yet final, and they may be subject to further amendment and/or clarification.

PLAN OF DISTRIBUTION

      We may sell the securities offered by this prospectus:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.

Underwriters

      If we use underwriters in the sale, they will acquire securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the prospectus supplement, various conditions to the underwriters’ obligation to purchase securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Dealers

      If we use dealers in the sale, unless we otherwise indicate in the prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents and Direct Sales

      We may sell securities directly or through agents that we designate. The prospectus supplement names any agent involved in the offering and sale and states any commissions we will pay to that agent. Unless we indicate otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Institutional Investors

      If we indicate in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other similar institutions as we may approve.

      The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities can not at the time of delivery be prohibited under the laws of any jurisdiction that governs:

•	the validity of the arrangements; or

•	the performance by us or the institutional investor.

Indemnification

      Agreements that we have entered into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Market Making

      In the event that we do not list securities of any series on a US national securities exchange, various broker-dealers may make a market in the securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in securities of any series or that the liquidity of the trading market for the securities will be limited.

VALIDITY OF SECURITIES

      Sullivan & Cromwell, our US counsel, and Davis Polk & Wardwell, US counsel for any underwriters, will pass upon the validity of the debt securities, debt warrants and guarantees as to certain matters of New York law. Slaughter and May, our English solicitors, will pass upon the validity of the debt securities, guarantees, warrants, preference shares and ordinary shares as to certain matters of English law. Morton Fraser, our Scottish solicitors, will pass upon Scottish law matters.

EXPERTS

      Diageo’s consolidated financial statements as of June 30, 2001 and June 30, 2000 and each of the three years in the period ended June 30, 2001, which are incorporated in this prospectus by reference to Diageo’s Annual Report on Form 20-F for the year ended June 30, 2001, have been audited by KPMG Audit Plc, independent auditors, as set forth in their report thereon which is incorporated by reference in this prospectus. The consolidated financial statements have been incorporated by reference in this prospectus in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

EXPENSES

      The following are the estimated expenses to be incurred in connection with the issuance and distribution of the securities registered under this Registration Statement:

Securities and Exchange Commission registration fee	$1,178,750
Printing and engraving expenses	25,000
Legal fees and expenses	300,000
Accounting fees and expenses	100,000
Indenture Trustee’s fees and expenses	15,000

Total	$1,618,750